UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AKORN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1925 West Field Court,
Suite 300
Lake Forest, Illinois 60045

Dear

Shareholder

You are cordially invited to attend the 2019 annual meeting of shareholders of Akorn, Inc. to be held at 10:00 a.m., local time (Central Time) on May 1, 2019, at the Company’s corporate headquarters at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, for the following purposes, as more fully described in the proxy statement:

1.	To elect nine directors,
2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm,
3.	To approve an amendment to the 2017 Omnibus Incentive Compensation Plan to increase the total number of shares authorized for issuance under the plan by 4,400,000 shares from 8,000,000 to 12,400,000 shares;
4.	To approve through an advisory vote the Company’s executive compensation program; and
5.	To transact such other matters as may properly come before the meeting.

You may attend the meeting in person or by proxy. Only shareholders or their legal proxy holders will be allowed to attend the 2019 annual meeting. To be admitted to the 2019 annual meeting, you must present a form of government-issued photo identification and valid proof of ownership of the Company’s common stock as of March 8, 2019 or a valid legal proxy.

Your vote is important. We strongly urge you to cast your vote as soon as possible, even if you currently plan to attend the meeting in person. You may vote your shares by Internet or telephone, or by following the instructions on the proxy card or the voting instruction form you receive with your paper copy of the print materials.

“Thank you for your continued support as we work to build upon our strong foundation, strengthen our business and achieve our long-term goals.”

By Order of the Board of Directors

/s/ Douglas S. Boothe

Douglas S. Boothe

President and Chief Executive Officer
March 22, 2019

Table of Contents

PROXY STATEMENT		5

I. CORPORATE GOVERNANCE AND RELATED MATTERS		6

Corporate Governance		6
Certain Relationships and Related Transactions		12
Section 16(a) Beneficial Ownership Reporting Compliance		15
Code of Ethics		15
Report of the Audit Committee		15

II. PROPOSALS		17

Proposal 1	Election of Directors	17
Proposal 2	Ratification of the Appointment of BDO USA, LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2019	26
Proposal 3	Approval of the Amendment to the 2017 Omnibus Incentive Compensation Plan to Increase the Total Number of Shares of Common Stock Authorized and Reserved for Issuance Under the Plan by 4,400,000 shares from 8,000,000 to 12,400,000 Shares	27
Proposal 4	Approval by Non-Binding Advisory Vote of the Company’s Executive Compensation Program	39

III. EXECUTIVE COMPENSATION AND OTHER INFORMATION		40

Compensation Discussion and Analysis		42
Compensation Committee Report		52
Executive Compensation Tables		53
Director Compensation		61
Compensation Committee Interlocks and Insider Participation		62
Equity Compensation Plans		63

IV. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		64

V. QUESTIONS AND ANSWERS		66

APPENDIX A 2017 OMNIBUS INCENTIVE COMPENSATION PLAN		A-1

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Notice of
the 2019 Annual Meeting

The 2019 annual meeting of shareholders of Akorn, Inc., a Louisiana corporation, will be held at the time and place and for the purposes indicated below.

MAY 1, 2019

10:00 a.m., Local Time (Central Time)

1925 West Field Court, Suite 300
Lake Forest, Illinois 60045

Items of Business:

1.	To elect nine directors from the nominees named in the proxy statement to serve until the 2020 annual meeting or until their successors are elected and qualified (Proposal 1);
2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal 2);
3.	To approve an amendment to the 2017 Omnibus Incentive Compensation Plan to increase the total number of shares authorized for issuance under the plan by 4,400,000 shares from 8,000,000 to 12,400,000 shares (Proposal 3);
4.	To approve, through a non-binding advisory vote, the Company’s executive compensation program (Proposal 4); and
5.	To transact such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Recommendations of the Board:

The Board of Directors unanimously recommends that you vote as follows:

“FOR ALL” nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4.

Record Date:

Shareholders of record as of the close of business March 8, 2019, are entitled notice of and to vote at the 2019 annual meeting.

Voting:

Your vote is very important. To ensure your representation at the meeting, please vote your shares as soon as possible, by Internet or telephone, or proxy card or voter instruction form.

By Order of the Board of Directors
/s/ Douglas S. Boothe

Douglas S. Boothe

President and Chief Executive Officer

Review your proxy statement and vote in one of four ways:

INTERNET	BY TELEPHONE	BY MAIL	IN PERSON
Visit the website on your proxy card	Call the telephone number on your proxy card	Sign, date and return your proxy card in the enclosed envelope	Attend the annual meeting in Lake Forest, Illinois. See “Questions and Answers” for instructions on how to attend

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 1, 2019.

The proxy statement, the form of proxy card, and the annual report to shareholders for the fiscal year ending December 31, 2018 are available at http:// www.proxyvote.com.

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AKORN, INC.

1925 West Field Court, Suite 300
Lake Forest, Illinois 60045

March 22, 2019

Proxy Statement

For the Annual Meeting of Shareholders to be held May 1, 2019

The Board of Directors of Akorn, Inc. is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2019 annual meeting of shareholders of Akorn, Inc. The meeting will be held at the Company’s headquarters, at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, on May 1, 2019, at 10:00 a.m., local time (Central Time).

This proxy statement contains information on matters to be voted upon at the annual meeting or any adjournments of that meeting. As of the date of this proxy statement, management is unaware of any other matter for action by shareholders at the meeting other than those described in the accompanying Notice of the 2019 Annual Meeting. All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

The proxy materials for our 2019 annual meeting include: (1) The Notice of 2019 Annual Meeting of Shareholders; (2) This Proxy Statement for the Annual Meeting; (3) Akorn’s Annual Report for the year ended December 31, 2018; and (4) the proxy card or voting instruction form.

Please see the section “Questions and Answers” at the back of this proxy statement for more information regarding the proxy materials, the 2019 annual meeting, voting, submitting proposals for next year’s annual meeting and other related matters.

This proxy statement is dated March 22, 2019, and we are mailing the proxy materials to shareholders on or about March 22, 2019.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to Be Held on May 1, 2019:

The Notice of Annual Meeting, proxy statement, form of proxy card, and 2018 annual report to shareholders are available at http://www.proxyvote.com.

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I. Corporate Governance and Related Matters

CORPORATE GOVERNANCE

Company Overview

Akorn is a niche pharmaceutical company that develops, manufactures and markets generic and branded prescription pharmaceuticals as well as animal and consumer health products. We specialize in difficult-to-manufacture sterile and non-sterile dosage forms including ophthalmics, injectables, oral liquids, otics, topicals, inhalants, and nasal sprays. Akorn markets its products to retail pharmacies, ophthalmologists, optometrists, physicians, veterinarians, hospitals, clinics, wholesalers, distributors, group purchasing organizations, and government agencies.

With no single product generating more than 10% of our total revenues, we currently don’t have the risk that many of our peers carry related to a more concentrated portfolio. The company has a significant backlog of ANDAs and other assets which provide us with the potential for future growth.

Akorn has Research and Development facilities in Vernon Hills, Illinois and Cranbury, New Jersey that provide a pipeline of new products. Akorn’s manufacturing facilities are located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Paonta Sahib, India; and Hettlingen, Switzerland.

Fresenius Overview

For most of the past two years, Akorn operated under the Agreement and Plan of Merger (the “Merger Agreement”) that it had entered into in April 2017 with Fresenius Kabi AG (“Fresenius”) and related parties (collectively, the “Fresenius Parties”). On April 22, 2018, the Fresenius Parties delivered to Akorn a letter purporting to terminate the Merger Agreement. The next day, Akorn filed suit in the Delaware Court of Chancery seeking a declaration that Fresenius’s purported termination was invalid and an order compelling Fresenius to close the proposed merger. Fresenius filed a Counterclaim seeking a declaration that Fresenius’s termination was valid and seeking damages as a result of alleged breaches of the Merger Agreement. On October 1, 2018, after several months of expedited litigation regarding the validity of the termination of the Merger Agreement, the Court of Chancery ruled in favor of Fresenius and held that its termination was valid. On December 7, 2018, the Delaware Supreme Court affirmed the Court of Chancery’s ruling.

From April 2017 until December 2018, the terms, conditions and covenants of the Merger Agreement limited the actions Akorn could take in its business operations, including changes to its charters, bylaws and policies as well as its compensation program. During this period of time, Akorn faced increased competition to many of its key products, supply issues, and regulatory challenges.

On February 20, 2019, Fresenius filed a proposed amended counterclaim seeking to add a new claim for fraud to its existing request for contract damages associated with its termination of the Merger Agreement. The Court of Chancery denied Fresenius’s motion on February 28, 2019.

Akorn will continue to vigorously defend itself against Fresenius’s remaining claim for contractual damages.

Enhanced Compliance Initiatives

As previously disclosed in Akorn’s filings with the SEC, in 2018, Akorn implemented enhancements to its FDA compliance programs across all sites. Akorn has been in regular communication with the FDA regarding the Company’s plans, processes and progress. Although Akorn is part of a highly regulated industry that is continually undergoing process improvements and enhancements, the current program of enhancements is on an accelerated schedule.

A company-wide QSCAP (Quality Systems Corrective Action Plan) has been created and a steering committee

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has been formed to monitor its implementation. The QSCAP steering committee is chaired by our President & CEO and includes our functional leads, supported by dedicated site personnel. The purpose of the QSCAP and the steering committee is to consolidate, oversee, manage and improve the timing and effectiveness of our operations, quality systems and compliance enhancement initiatives. While many activities concerning regulatory compliance were previously ongoing, the QSCAP is an integrated approach towards oversight, alignment, accountability and timely deliverables.

Additionally, Akorn has increased the clarity of priorities and expectations at our manufacturing sites, including putting specific emphasis on metrics for safety, batches right the first time, timely resolution of investigations and corrective and preventative actions (“CAPAs”), cycle time and cost per unit. We believe the emphasis on these metrics will drive and sustain business performance and accelerate response time with customers while improving our cost structure.

The ultimate goal of these structural changes is to continue to foster a culture where Akorn teams are held accountable for safety, quality, performance and integrity.

Strategic Initiatives

After careful consideration, we have decided to explore strategic alternatives to exit our facility in India, as we work to improve our operations and simplify our global manufacturing network. This decision enables Akorn to concentrate its resources on activities with greater potential to strengthen our business near-term.

For 2019, the priorities for the Akorn team are to execute operations, quality systems and compliance enhancement initiatives. We are hyper-focused on improving our product availability and customer service levels, reducing failure to supply penalties that materially impact our financials and ultimately working to get our products through our facilities with greater efficiency.

Parallel with the above efforts to execute our operations, quality systems and compliance enhancement initiatives, the leadership team is working with its advisors to develop and implement a strategic business plan that will leverage our strengths and create value for all of our stakeholders. We believe we have the right people to meet these challenges and opportunities head-on due to our strong executive team and motivated workforce, who are willing to work to revitalize our company.

Strengthened Leadership Team

The Company has strengthened its leadership team, bringing in highly qualified, talented and experienced executives to complement the strong team already in place. Further, we have simplified our organizational structure by eliminating the Chief Operating Officer position to streamline reporting. This was done to ensure an emphasis on cross-functional collaboration, transparency and accountability.

President & CEO

On January 1, 2019, Douglas Boothe joined Akorn as President and Chief Executive Officer, bringing analytical expertise and a valuable pharmaceutical industry perspective gained from his executive level industry experience from a number of large public companies, including in the generic pharmaceutical space. Prior to joining Akorn, Mr. Boothe most recently served as president of the generics division of publicly held Impax Laboratories.

Executive Vice President of Global Operations

In late January, Christopher Young joined as Executive Vice President, Global Operations, bringing twenty-five years of pharmaceutical experience to Akorn. He was most recently Executive Vice President of Global Operations for Alvogen, Inc. from 2013 to 2018, and prior to that he was Vice President of Operations in the United States and India for Actavis.

Chief Information Officer

At the beginning of February, Bill Ostrowski joined the team as Chief Information Officer. Previously, he was Chief Information Officer at Pernix Pharmaceuticals from 2015 to 2019. Mr. Ostrowski was also Chief Information Officer at Actavis, where he worked for 13 years.

Chief Compliance Officer

In March, Sarah Iles joined as our Chief Compliance Officer. She worked at Abbott in various roles over 11 years and most recently served as Director of Compliance and Ethics at CDW from 2016 to 2018.

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Company Purpose

Our Mission Statement: We are a vibrant pharmaceutical company dedicated to improving patients’ lives through the quality, availability and affordability of our products.

Akorn has a diversified product portfolio of generic, branded, over-the-counter and animal health products. Our niche generics business is focused on unique areas of the market like ophthalmology and injectables that often have higher barriers to entry, less competition and the ability to generate attractive and sustainable returns.

Our R&D and business development activities are focused on innovative specialty and generic products in our areas of expertise with the potential to create sustainable growth.

Board of Directors

In early 2019, the Board of Directors increased the size of the Board by two seats. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Douglas S. Boothe, the new President and CEO of the Company, to fill one of the seats and Thomas G. Moore, a retired executive with a long and successful history in the pharmaceutical industry, to fill the other. Mr. Boothe was identified, vetted and hired as President and CEO with the help of a third party executive search firm. The Nominating and Corporate Governance Committee suggested, and the Board agreed, that it would beneficial for the Board’s deliberations to include the President and CEO as a member of the Board. Mr. Moore was recommended to the Nominating and Corporate Governance Committee by the Chair of the Board, Alan Weinstein, who worked with Mr. Moore on a board for a university. The Board had the opportunity to experience first-hand Mr. Moore’s deep knowledge of the pharmaceutical industry as he served as an advisor to the Board during part of 2018. Mr. Moore offered valuable insights and contributions to the Board meetings. Both newly appointed directors are included on the ballot for nomination for election to the Board. For each of our nominees, the age, principal occupation and employment, position with us, directorships in other public corporations, qualifications for directorship, and the year first elected or appointed to the Board are included in this proxy statement under the heading “Proposal 1 Election of Directors.”

Independence of the Board of Directors

Our common stock is traded on The NASDAQ Global Select Market (“NASDAQ”). The Board has determined that a majority of the nominees to the Board qualify as “independent,” as defined by the listing standards of NASDAQ. Consistent with these considerations, after review of all relevant transactions and relationships between each nominee, or any family members, and the Company, its senior management and its independent auditors, the Board has further determined that all of our nominees to serve as directors are “independent” under the listing standards of NASDAQ, except Mr. Boothe and Mr. Tambi. In making this determination, the Board considered that there were no new transactions or relationships between its current directors and the Company, its senior management and its independent auditors since last making this determination.

Leadership Roles

Our offices of President and Chief Executive Officer (“CEO”) and Chair of the Board have been separate since 2002. The Board does not have a formal policy relating to the separation of the offices of Chair of the Board and CEO. Further, our bylaws do not require that the positions of Chair of the Board of Directors and CEO be separate. Our bylaws allow us the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. The Board believes that the separation of the two roles provides a strong mix of leadership, strategic and oversight skills of Mr. Weinstein and Mr. Boothe.

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Risk Management

We accept the premise that with innovation and progress we must also confront various risks. We also recognize that risk can be predicted, evaluated, avoided and/or managed. Further, the Board acknowledges that inappropriate risk avoidance and management could damage Company assets as well as shareholder value. Given these principles, senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management and compliance programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board providing guidance in these areas.

Executive Sessions of Independent Directors and Shareholder Communications

Our independent directors may meet periodically in executive sessions when only independent directors are present. Persons interested in communicating with the independent directors may address correspondence to a particular director or to the independent directors generally, in care of the Corporate Secretary, Akorn, Inc., 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

Board Meetings and Annual Meeting Attendance

Our Board held forty-one meetings in 2018. Each of our directors attended 75% or more of the aggregate number of meetings of our Board held during the period in which he or she was a director and the number of meetings held by all Board standing committees on which he or she served during 2018. Directors are strongly encouraged to attend the annual meeting of shareholders unless extenuating circumstances prevent them from attending, although we do not have a formal, written policy requiring such attendance. All members of the Board attended the 2018 annual meeting, except Mr. Tambi, who was out of the country and unable to attend our off-schedule annual meeting that was held at the end of the year.

Committees of the Board

The Board has three standing committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). The composition of Board committees is reviewed and determined each year at the initial meeting of the Board after the annual meeting of shareholders. From time to time, the Board may create special committees. The chart below shows the current members and chairpersons of our three standing committees, though the Board has created, and may create other special committees from time to time, which committees may not necessarily be listed below or described herein.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Alan Weinstein	—	Member	Chair
Douglas Boothe(1)	—	—	—
Kenneth Abramowitz	Member	—	—
Adrienne Graves	—	Chair	Member
Ronald Johnson	Member	Member	—
Steven Meyer	Member	—	Member
Thomas Moore(1)	—	Member	—
Terry Allison Rappuhn	Chair	—	Member
Brian Tambi	—	—	—
(1)	Mr. Boothe and Mr. Moore were appointed to the Board in January 2019.

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Audit Committee

The Audit Committee oversees the Company’s corporate accounting and financial reporting process and audits of the Company’s financial statements. The Audit Committee met eight times during the 2018 fiscal year. A current copy of the Audit Committee Charter, which has been adopted and approved by the Board, is available on our website at http://www.akorn.com (the contents of such website are not incorporated into this proxy statement). See also the “Report of the Audit Committee” in this proxy statement for more information regarding the Audit Committee.

The Board has reviewed NASDAQ’s definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are “independent” under the listing standards of NASDAQ. Further, the Board determined that each of the members of the Audit Committee is “independent” in accordance with Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Abramowitz, Mr. Meyer and Ms. Rappuhn each qualify as an “audit committee financial expert,” as defined in applicable SEC rules.

The Board made a qualitative assessment of Mr. Abramowitz’s level of knowledge and experience based on a number of factors, including his formal education and his experience as a Managing Director for the Carlyle Group, as an analyst for more than 20 years at Sanford C. Bernstein & Company as well as his experience as Managing General Partner of a venture capital firm.

The Board made a qualitative assessment of Mr. Meyer’s level of knowledge and experience based on a number of factors, including his formal education, and his experience as the Chief Financial Officer of JVM Realty, a private firm specializing in the acquisition, re-positioning and management of multi-family housing for qualified investors, as well as his experience as Corporate Treasurer and International Controller and Vice President of Global Operations at Baxter International, Inc.

The Board also made a qualitative assessment of Ms. Rappuhn’s level of knowledge and experience based on a number of factors, including her formal education and her experience as a Chief Financial Officer of Quorum Health Group, Inc., a previously public company that owned and operated acute care hospitals, her 15 years of experience with Ernst & Young, LLP and her prior service as audit committee chairperson for other public companies.

Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Abramowitz’s, Mr. Meyer’s and Ms. Rappuhn’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Abramowitz, Mr. Meyer or Ms. Rappuhn any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board.

Compensation Committee

The Compensation Committee, which met thirteen times during 2018, reviews and approves the overall compensation strategy and policies for the Company in line with the risk assessments of the board. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s executive officers; and administers equity awards and stock purchase plans. Each member of the Compensation Committee has been determined by the Board to be “independent” under the listing standards of NASDAQ. A current copy of the Compensation Committee Charter, which has been adopted and approved by the Board, is available on the Company’s website at http://www.akorn.com (the contents of such website are not incorporated into this proxy statement). The Compensation Committee has authority to obtain advice and seek assistance from internal and external accounting and other advisors and to determine the extent of funding necessary for the payment of any consultant retained to advise it.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and processes regarding corporate governance matters, assessing Board membership needs and making recommendations regarding potential director candidates to the Board. A current copy of the Nominating and Corporate Governance Committee Charter, which has been adopted and approved by the Board, is available on the Company’s website at http://www.akorn.com (the contents of such website are not incorporated into this proxy statement). Each member of the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” under the listing standards of NASDAQ. The Nominating and Corporate Governance Committee met three times during 2018.

The Board believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Board also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our shareholders. Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics, including management skills, and pharmaceutical industry, financial, technological, business and international experience. Directors selected should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary for good corporate governance. The Board modifies the qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Board considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a range of knowledge, experience and capability. The Board strives to achieve diversity in the broadest sense, including persons diverse in geography, age, gender, ethnicity, knowledge and experiences. Although the Board does not have a stand-alone diversity policy, the Board’s overall diversity is a significant consideration in the director selection and nomination process. The Board and Nominating and Corporate Governance Committee assess the effectiveness of board diversity efforts in connection with the annual nomination process as well as in new director searches. Currently, one-third of the directors are women or minorities. The Board and the Nominating and Corporate Governance Committee review directors’ overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such director’s independence. In the case of new director candidates, the Board also determines whether the nominee must be independent, which determination is based upon applicable SEC and NASDAQ rules.

In order to identify a potential Board candidate, the Nominating and Corporate Governance Committee uses the Board’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. Although the Nominating and Corporate Governance Committee intends to engage a third party for assistance in the identification and vetting of new Board members, in 2018, the Nominating and Corporate Governance Committee did not pay a fee to any third party to assist in the process of identifying or evaluating director candidates. Mr. Boothe was identified and vetted for the position of President and CEO of the Company with the help of a third party executive recruiting agency. It was then determined by the Nominating and Corporate Governance Committee and the Board that it would be beneficial for corporate decision making to include the President and CEO of the Company as a member of the Board. Mr. Moore was identified as a potential candidate to the Board by our Chair, Mr. Weinstein. Prior to being appointed to the Board, Mr. Moore served as an advisor to the Board for a brief period of time in 2018. As such, the Board had the opportunity to see the benefit of Mr. Moore’s

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extensive knowledge of the pharmaceutical industry through his valuable insights and contributions as an advisor.

Although there is no formal procedure for shareholders to recommend nominees for the Board, the Nominating and Corporate Governance Committee will consider such recommendations. Shareholders should provide all information relating to such recommended person that is required to be disclosed in solicitation of proxies pursuant to Regulation 14A under the Exchange Act, well in advance of any upcoming meeting so that sufficient and timely review can be given to the review process. The Board does not believe that a formal procedure for shareholders to recommend nominees for the Board is necessary. All nominees recommended by shareholders will be given appropriate consideration by the Nominating and Corporate Governance Committee. For additional information, see “What are the deadlines for submitting shareholder proposals for the 2020 annual meeting?” in the “Questions and Answers” section of this proxy statement.

Upon the election of nominees at our annual meeting of shareholders on May 1, 2019, the Board will have two vacancies, which are reserved for nominees to be named by affiliates of Dr. John Kapoor, who is a principal shareholder and former chair of the board of directors. See “Certain Relationships and Related Transactions.”

Shareholder Outreach Program

We have a shareholder outreach program facilitated by our Investor Relations department and supported by senior leaders from our organization, including our CEO and CFO. Through our outreach program, we speak with our shareholders on a regular basis throughout the year. Our Investor Relations team and senior managers also speak with analysts and others about general matters related to Akorn.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board of Directors, or a particular director or group of directors, may do so by sending a letter to Akorn, Inc., Attention: Corporate Secretary, 1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”, and the letter should indicate whether the intended recipients are the entire Board, a specific group or committee of the Board, or an individual director. All such communications received by the Company will be promptly copied and distributed to the appropriate director or directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

Under the Company’s Code of Ethics, all employees and directors must report any activity that would cause or appear to cause a conflict of interest on his or her part, including any potential related party transactions. Akorn’s Board recognizes that certain transactions present a heightened risk of conflicts of interest or the perception of a conflict of interest. As a result, the Company adopted a written Policy on Related-Party Transactions (“Related-Party Transactions Policy”) to help ensure that all related-party transactions will be subject to review, approval or ratification in accordance with certain procedures.

The Related-Party Transactions Policy applies to any transaction where the Company is a participant and a related person has or will have a direct or indirect material interest. Under the policy, a “related person” is defined as our directors, director nominees, executive officers and any other employees, beneficial owners of more than 5% of the outstanding shares of our common

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stock and the respective immediate family members of all such persons. Under the policy, a “related-party transaction” is defined as any transaction or relationship in which the Company is or will be a participant and any related party has or will have a direct or indirect material interest.

Pursuant to our Related-Party Transactions Policy, prior to entering into a related-party transaction, a related party is required to notify the General Counsel of any material interest that such person (or his or her immediate family member) has or may have in the proposed transaction. The notice should include a description of the material terms of the transaction, including the related person and his or her relationship to the Company, the related person’s interest and role in the proposed transaction, and the aggregate cost to or benefit to be derived by the related person and the Company if known. From time to time, the Company also takes measures to identify potential related-party transactions that might not have been self-reported. For example, twice a year, internal audit works with the legal department to require all employees at the associate director level and above to answer a survey regarding their knowledge of any related-party transactions involving themselves, their direct reports or any other employees of the Company. Annually, each officer and director is required to disclose its related parties and related party transactions as part of a D&O Questionnaire. Quarterly, the internal audit department cross-checks previously identified related parties against the Company’s accounts payable and accounts receivable databases to identify any related-party transactions that may have occurred. Any transactions that are identified during such processes (self-reporting, survey, questionnaires, cross-checking databases) are presented to the General Counsel for review.

Internal Audit and the General Counsel notify the Audit Committee of any pending or proposed related-party transaction (or existing transaction that was not previously reported). Pursuant to the policy, our General Counsel is responsible for the review and approval of related-party transactions in which the aggregate amount involved is expected to be $50,000 or less in any fiscal year. Pursuant to the policy, the General Counsel will consult with one or more officers when making such determination. The Audit Committee is responsible for the review and approval of related-party transactions in which the aggregate amount involved may be expected to exceed $50,000 in any fiscal year. No related party is allowed to participate in any deliberation or approval of a related-party transaction for which he or she or any member of his or her immediate family is a related party.

Pursuant to the policy, in the event the Company, a director, any member of senior management or other employee becomes aware of a related-party transaction which has not been approved under the policy, he or she is required to report the transaction to the General Counsel, who will refer the matter to the Audit Committee as appropriate.

In determining whether to approve or ratify a transaction, the Audit Committee or General Counsel, as the case may be, considers all of the relevant facts and circumstances they deem appropriate, including, but not limited to, the terms and circumstances of the transaction, the extent of the related party’s interest in the transaction, the nature of the Company’s participation in the transaction, the availability to the Company of alternative means or transactions to obtain like benefits, the results of an appraisal, whether the transaction was entered into on terms no less favorable to the Company than the terms generally available to an unaffiliated third-party under the same or similar circumstances, and whether the transaction is fair to the Company and in the interest of the Company and its stockholders. In addition, pursuant to the Audit Committee Charter, the Audit Committee discusses with the independent auditor the Company’s identification, accounting for and disclosures of related-party transactions and any concerns members of the Audit Committee have regarding any related-party transactions.

The Related-Party Transaction Policy classifies certain transactions as pre-approved, including: (a) employment of executive officers and director compensation, if the compensation is required to be reported under Item 402 of Regulation S-K and the officer is not an immediate family member of another officer or director; (b) transactions with another company or charitable contributions if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s outstanding equity if the aggregate amount involved does not exceed the greater of (or in the case of a charity, the lesser of) $200,000 or 2% of that company’s total annual revenues or charitable organization’s total

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annual receipts; (c) transactions where the related person’s interest arises solely from the ownership of the Company’s stock and all stockholders benefit on a pro rata basis; (d) regulated transactions involving services as a common or contract carrier or public utility at rates fixed in conformity with law or governmental authority; and (e) transactions where the rates or charges involved are determined by competitive bids.

Certain Transactions and Relationships

In accordance with Item 404(a) of Regulation S-K, below are descriptions of related-party transactions that existed or that we have entered into since the beginning of 2018 and the amount involved was more than $120,000 and certain other relationships.

The Company obtained legal services totaling $4,128,305 for the year ended December 31, 2018 from Polsinelli PC, a firm for which the spouse of the Company’s Executive Vice President, General Counsel and Secretary is a shareholder.

The Company obtained legal services totaling $543,786 for the year ended December 31, 2018 from Segal McCambridge Singer and Mahoney, a firm for which the brother-in-law of the Company’s Executive Vice President, General Counsel and Secretary is a shareholder.

The Company obtained support services for compliance with the Drug Supply Chain Security Act (DSCSA) requirements totaling $129,139 for the year ended December 31, 2018 from Domino Amjet Inc., a company for which the brother of the Company’s Executive Vice President, General Counsel and Secretary is a Vice President of Sales.

John N. Kapoor, Ph.D., is a principal shareholder. As of December 31, 2018, Dr. Kapoor beneficially controls approximately 23% of our common stock. In addition, Dr. Kapoor, the Company’s former chair of the board of directors, is entitled to nominate up to three persons to serve on our Board, one entitled to be nominated by the Kapoor Trust in accordance with terms of the Stock Purchase Agreement dated November 15, 1990, and two to be nominated by EJ Funds pursuant to terms of the Modification, Warrant and Investor Rights Agreement entered into on April 13, 2009. Mr. Brian Tambi was nominated for these purposes. The other two seats remain vacant.

The Company has entered into employment agreements with its Named Executive Officers. The terms of such agreements are described under “Compensation Discussion and Analysis” and “Potential Payments Upon Termination.”

Our executive officers and directors have equity ownership in our Company. See “Outstanding Equity Awards at 2018 Year-End Table” and “Security Ownership of Certain Beneficial Owners and Management.”

Board Independence

Our Board has determined that all of our directors, other than Mr. Boothe and Mr. Tambi, are “independent” as defined in the federal securities laws and applicable NASDAQ rules for service on our Board. In recommending to the Board that each of the independent directors be classified as independent, the Nominating and Governance Committee also considered whether there were any facts or circumstances that might impair the independence of each of those directors. In making this determination, the Board considered all transactions and relationships discussed above.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file reports of security ownership and changes in such ownership with the SEC. Based solely on our review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them, we believe that all such persons have timely filed all reports required by Section 16(a) of the Exchange Act during 2018.

CODE OF ETHICS

Our Board has adopted a Code of Ethics that is applicable to all employees, including members of the Board. We intend to satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, any provision of the Code of Ethics with respect to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions by disclosing the nature of such amendment or waiver on our website or in a report on Form 8-K. A copy of the Code of Ethics can be obtained at our website. Our website address is http://www.akorn.com (the contents of such website are not incorporated into this proxy statement). Our Audit Committee has adopted a whistleblower policy in compliance with Section 806 of the Sarbanes-Oxley Act and Section 21F of the Exchange Act. The whistleblower policy allows employees to confidentially submit a good faith complaint regarding accounting or audit matters to the Audit Committee and management without fear of dismissal or retaliation. This policy, as well as a copy of our Code of Ethics, is distributed to all our employees for signature and signed copies are on file in our Human Resources Department.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four Board members. The Board has determined that each member satisfies the independence, financial literacy, and other requirements in the NASDAQ listing standards and applicable securities laws. Three members are also audit committee financial experts as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board. A copy of this charter is available under the “Corporate Governance” section of the Company’s website, www.akorn.com (the contents of such website are not incorporated into this proxy statement).

The Audit Committee assists the Board in oversight and monitoring. For this purpose, the Audit Committee:

•	evaluates the performance and assesses the qualifications of BDO USA, LLP (“BDO”), the Company’s independent registered public accounting firm;

•	determines and approves the engagement of BDO;

•	determines whether to retain BDO or to appoint and engage new independent auditors;

•	reviews and approves the retention of BDO to perform any proposed permissible non-audit services;

•	reviews audit engagement fees with management and BDO;

•	monitors the rotation of BDO partners on the Company’s audit engagement team as required by law;

•	confers with management and BDO throughout the year regarding the effectiveness of internal controls over financial reporting;

•	oversees the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous

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submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviews and approves related person transactions;
•	reviews and discusses with management and BDO the financial statements to be included in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q;
•	reviews earnings press releases with management and BDO prior to release;
•	reviews with management the Company’s major financial and cybersecurity risk exposures and the steps management has taken to monitor and control such exposures;
•	reviews the internal audit plan and the results of internal audit activities; and
•	meets privately with each of the following: BDO, the Chief Audit Executive, the General Counsel, the Chief Compliance Officer, and the Chief Financial Officer.

As part of the Audit Committee’s oversight of Akorn’s financial reporting process on behalf of the Board, the Audit Committee oversees Akorn’s compliance with legal and regulatory compliance and monitors Akorn’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which includes receiving regular reports and representations by management, the Chief Audit Executive and the Chief Compliance Officer of Akorn and Akorn’s independent auditors, each of whom is given full and unlimited access to the Audit Committee to discuss any matters which they believe should be brought to our attention.

During the course of the Company’s 2018 year-end close, the Company identified a material weakness in the internal controls over the accounting of Stock Award Modifications. The matter was promptly brought to the attention of the Audit Committee by management and the independent auditor, and the Audit Committee is overseeing the remediation.

The Audit Committee has met and discussed the audited financial statements with management. Management represented to the Audit Committee that Akorn’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

BDO reviewed with the Audit Committee the planning and scope of the audit of Akorn’s consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting. BDO regularly updated the Audit Committee regarding the audit status, as well as observations from their review of Akorn’s quarterly consolidated financial statements. Members of the Audit Committee met privately with BDO throughout the year regarding internal control over financial reporting matters.

The Audit Committee discussed with BDO matters required to be discussed by Public Company Oversight Board Auditing Standard No.1301. In addition, the Audit Committee has discussed with BDO the auditors’ independence from Akorn and its management, including the matters in the written disclosures and the applicable letter received by the Audit Committee from BDO as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also reviewed the certifications of the executive officers of Akorn attached as exhibits to Akorn’s Annual Report on Form 10-K for the 2018 fiscal year as well as all reports issued by BDO related to its audit of Akorn’s financial statements for the 2018 fiscal year and the effectiveness of Akorn’s internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited comprehensive consolidated financial statements in Akorn’s Annual Report on Form 10-K for the year ended December 31, 2018.

This report is submitted by the Audit Committee, consisting of:

Terry Allison Rappuhn, Chair
Kenneth S. Abramowitz
Ronald M. Johnson
Steven J. Meyer

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II. Proposals

PROPOSAL 1	ELECTION OF DIRECTORS

Board Matters of Note

There are a number of important matters that the Company would like to call to shareholders’ attention for consideration when voting on the director nominees.

Results of the 2018 Annual Meeting of Shareholders Vote

At the Company’s annual meeting of shareholders held in December 2018, our director nominees received vote totals that were lower than in prior years. No Board member received less than 50% voting approval, however, the Board takes shareholder votes seriously and was concerned by the decline from the prior year. Upon inspection, the Board believes that the lower vote totals were in part due to the following: ISS recommended withhold votes from members of our Nominating and Corporate Governance Committee due to the lack of clarity and disclosure around the Board’s decision to unilaterally amend the bylaws to include an exclusive forum provision. To help clarify the matter for shareholders, below is a detailed explanation for why the Nominating and Corporate Governance Committee and the Board amended the Company’s bylaws to include an exclusive forum provision.

Explanation for Exclusive Forum Bylaw Provision

In 2017, the Board amended the Company’s bylaws to include Article IX, “Forum For Adjudication of Disputes,” which reads:

“Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (iii) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the Louisiana Business Corporation Act, the articles or these by-laws (as each may be amended from time to time), or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case, shall be the Circuit Court of Cook County, Chancery Division, State of Illinois (or, if and only if the Circuit Court of Cook County, Chancery Division, State of Illinois lacks subject matter jurisdiction, any state court located within the State of Illinois or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the Northern District of Illinois).”

This forum selection bylaw designates an exclusive venue for litigating intra-company claims. Such litigation can be complex, lengthy and expensive. Because the Company’s headquarters are in Illinois, the Board believes that the above bylaw provision helps to mitigate a number of factors surrounding such litigation, including:

•	Cost, burden and inconvenience of defending cases in more than one court

•	Risk of duplicative, uncoordinated discovery in different court proceedings relating to same factual issues

•	Risk of conflicting or inconsistent rulings by different courts

•	Difficulty of negotiating with multiple plaintiffs’ lawyers

•	Risk of increased attorneys’ fee awards to multiple plaintiffs’ lawyers

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Although the Company’s state of incorporation is Louisiana and Louisiana law would govern such litigation, the Board believes that selecting Illinois as the exclusive forum is advantageous to the Company for the reasons stated above, as well as to shareholders. Chicago is located in Cook County, Illinois, which is a hub of transportation and arguably more easily accessible to most shareholders across the country than Louisiana. For these above reasons, the Board found it to be in the best interest of the Company as well as its shareholders to amend the bylaws to include the above exclusive forum provision.

Information Regarding the Audit Committee

Material Weakness on Non-Routine Matter

During the course of the Company’s 2018 year-end close, the Company identified a material weakness in the internal controls over the accounting for Stock Award Modifications. It is important to note that the consolidated financial statements for the year ended December 31, 2018 reflected the adjustment that resulted from this material misstatement. This material weakness related to stock award modifications associated with executive departures is non-routine in nature, and resulted from a material calculation error on the separation package adjustments for two executives departing the organization at the end of 2018. With oversight from the Audit Committee, the Company’s management has begun to design and implement remediation measures, including designing, documenting, and implementing additional control procedures related to the review of the processes related to the interpretation and calculation of Stock Award Accelerated Vesting to ensure compliance with GAAP. The Company expects to complete its remediation plan during 2019.

Two New Members Added to the Board of Directors

In early 2019, the Board of Directors increased the size of the Board by two seats to allow the Board to expand its expertise and gain additional guidance. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Douglas S. Boothe, the new President and CEO of the Company, to fill one of the seats and Thomas G. Moore, a retired executive with a long and successful history in the pharmaceutical industry, to fill the other new seat. The Nominating and Corporate Governance Committee suggested, and the Board agreed, that it would beneficial for the Board’s deliberations to include the President and CEO as a member of the Board. Mr. Moore brings extensive knowledge of the pharmaceutical industry, including strategic planning and business development. He served as an advisor to the Board during part of 2018, offering valuable insights and contributions to Board meetings.

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Board Stats

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Board Nominees

The Company’s Board of Directors (“Board”) currently consists of nine members. The table below sets forth the age, position with the Company, and year first elected or appointed as a director of the Company, of each director. The narrative descriptions below set forth the principal occupation, employment, position with the Company (if any), and directorships in other public corporations, of each of the nine directors. Unless otherwise indicated, each director has been engaged in the principal occupation or occupations described below for more than the past five years.

Name	Age	Director Since	Independent	Present Position with Akorn
Alan Weinstein	76	2009	Yes	Chair of the Board
Douglas Boothe	55	2019	No	President & CEO; Director
Kenneth Abramowitz	68	2010	Yes	Director
Adrienne Graves	64	2012	Yes	Director
Ronald Johnson	73	2003	Yes	Director
Steven Meyer	62	2009	Yes	Director
Thomas Moore	67	2019	Yes	Director
Terry Allison Rappuhn	62	2015	Yes	Director
Brian Tambi	73	2009	No	Director

ALAN WEINSTEIN Chair of the Board of Directors Director Since: 2009 Age: 76 Committees: Compensation, Nominating and Corporate Governance (Chair)

Mr. Weinstein became a director in July 2009 and was appointed Chair of the Board in 2017. Since 2000, Mr. Weinstein has provided consulting services to supplier clients in the areas of hospital organization, hospital operations, and working with GPOs. Mr. Weinstein founded and served as President of Premier, Inc., a national GPO providing services for hospitals nationwide. Mr. Weinstein serves as a director on the board of OpenMarkets, a privately held company which provides a services and technology platform for efficiently purchasing healthcare equipment, and on the board of trustees of the Rosalind Franklin University of Medicine and Science. Previously, Mr. Weinstein served on the boards of privately held companies in the healthcare industry whose primary customers were hospitals, including: Vascular Pathways, Inc. (a medical device company), Precyse (a healthcare services and technology company), SutureExpress (a healthcare services company) and Sterilmed, Inc. (a healthcare services company). Mr. Weinstein received his MBA from Cornell University.

Among other qualifications, Mr. Weinstein brings to Akorn’s Board in-depth knowledge of the provider side of the healthcare industry, specifically hospital management, materials management and channel partner relationships, as well as business leadership and innovative and strategic planning skills gained from his years of service as a founder, and later a consultant, advisor and board member, for a number of privately held healthcare services/technology companies.

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DOUGLAS BOOTHE President & CEO Director Since: 2019 Age: 55 Committees: None

Mr. Boothe was appointed to the Board in January 2019, shortly after being appointed President and CEO of the Company. Prior to joining Akorn, from 2016 to 2018, Mr. Boothe served as president of the generics division of publicly held Impax Laboratories which developed, manufactured and marketed bioequivalent pharmaceuticals and was acquired by Amneal Pharmaceuticals LLC [AMRX: NYSE] in a reverse merger transaction in May 2018. From 2013 to 2016, Mr. Boothe served as the executive vice president and general manager of Perrigo Company Plc [PRGO: NYSE], with responsibility for the U.S. pharmaceuticals business, which included generics and specialty pharmaceutical products. From 2006 to 2012, Mr. Boothe served as the CEO of Actavis Inc., the U.S. manufacturing and marketing division of Actavis Group, and held senior positions at Alpharma and Pharmacia Corp. Following Mr. Boothe’s time at Impax Laboratories, in May 2018, he started his own consulting company, Channel Advantage Consulting LLC, where he served as principal consultant. Mr. Boothe received his undergraduate degree from Princeton University and his MBA from the Wharton School of Business at the University of Pennsylvania.

Among other qualifications, Mr. Boothe brings to Akorn’s Board management insight into the Company as well as analytical expertise and valuable perspective of healthcare companies gained from his in-depth and high-level industry experience across a number of large public companies, including in the generics space.

KENNETH ABRAMOWITZ Director Since: 2010 Age: 68 Committees: Audit

Mr. Abramowitz was elected to the Board in May 2010. Mr. Abramowitz is Managing General Partner of NGN Capital, a venture capital firm that he co-founded in 2003 which focuses on investments in the healthcare and biotechnology sectors. Mr. Abramowitz joined NGN Capital from The Carlyle Group in New York where he was Managing Director from 2001 to 2003 and focused on U.S. buyout opportunities in the healthcare industry. Prior to that, Mr. Abramowitz worked as an analyst at Sanford C. Bernstein & Company, where he covered the medical supply, hospital management and health maintenance organization (HMO) industries for 23 years. Mr. Abramowitz earned a B.A. from Columbia University in 1972 and an M.B.A. from Harvard Business School in 1976. Mr. Abramowitz currently sits on the boards of the following privately held companies: OptiScan Biomedical Corporation (a company that develops continuous monitoring systems for use in hospital ICUs), Cerapedics, Inc. (an orthobiologics company) and MitralTech Ltd. (a company that develops and manufactures cardiovascular devices for mitral valve replacement). Mr. Abramowitz previously served as a director at EKOS Corp., Small Bone Innovations, Inc., Option Care, Inc., Sightline Technologies Ltd. (acquired by Stryker) and Power Medical Interventions (acquired by Covidien), as well as MedPointe and ConnectiCare Holdings, Inc.

Among other qualifications, Mr. Abramowitz brings to Akorn’s Board analytical expertise, in-depth research and valuable perspective of healthcare and biotechnology companies gained from his experience as a co-founder, managing general partner and his other leadership and analyst roles at international investment firms with specialization in healthcare, as well as his current and prior service on the boards of privately held healthcare, biotechnology and medical device companies.

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ADRIENNE GRAVES, PH.D Director Since: 2012 Age: 64 Committees: Compensation (Chair), Nominating and Corporate Governance

Dr. Graves was appointed a director by the Board in March 2012. Dr. Graves is a visual scientist by training and a global industry leader in ophthalmology. From 2002 to 2010, Dr. Graves was President and Chief Executive Officer of Santen Inc., the U.S. subsidiary of Santen Pharmaceutical Co., Ltd., Japan’s market leader in ophthalmic pharmaceuticals. Dr. Graves joined Santen Inc. in 1995 as Vice President of Clinical Affairs to initiate the company’s clinical development efforts in the United States Prior to joining Santen, Dr. Graves spent nine years with Alcon Laboratories, Inc. in various roles, including Senior Vice President, World Wide Clinical Development and Vice President Clinical Affairs. She currently serves on the boards of directors of the public companies Nicox SA [COX: Euronext Paris], Oxurion NV [OUR: Euronext Brussels] (formerly ThromboGenics), Greenbrook TMS Inc. [GTMS: TSX] and the privately held company Surface Pharmaceuticals. Dr. Graves is also a board member for several non-profit organizations, including the American Academy of Ophthalmology Foundation (Emeritus), the American Association for Cataract and Refractive Surgery, the Glaucoma Research Foundation, the RD Fund for Foundation Fighting Blindness, and Himalayan Cataract Project. Dr. Graves co-founded Ophthalmic Women Leaders and Glaucoma 360. She received her B.A. in Psychology with honors from Brown University, her Ph. D. in Psychobiology from the University of Michigan and completed a postdoctoral fellowship in visual neuroscience at the University of Paris.

Among other qualifications, Dr. Graves brings to Akorn’s Board more than 30 years of ophthalmic pharmaceutical industry experience, business leadership skills, and a deep knowledge of pre-clinical and clinical development in this sector, regulatory affairs and pharmaceutical sales and marketing, as well as a vast network of leading clinicians and thought leaders in the ophthalmic space and a familiarity with corporate governance matters gained in part from serving as CEO and head of R&D at Santen and serving on other public company boards.

RONALD JOHNSON Director Since: 2003 Age: 73 Committees: Audit, Compensation

Mr. Johnson was appointed a director by the Board in May 2003. Mr. Johnson served as President of Becker & Associates Consulting, a firm which provides consulting services to the pharmaceutical, biologics and medical device industries on FDA regulatory requirements, from 2011 until retiring from that firm in 2013, and currently continues to serve as an independent consultant. Previously, Mr. Johnson served as Executive Vice President of The Lewin Group, a subsidiary of Quintiles Transnational, Inc., which provides various healthcare consulting services to state and federal governments, healthcare insurers and healthcare institutions. Prior to joining The Lewin Group, Mr. Johnson served as Executive Vice President of Quintiles Consulting, a business unit of Quintiles Transnational, Inc. Quintiles Consulting provides consulting services to the pharmaceutical, medical device, biologic and biotechnology industries in their efforts to meet FDA regulatory requirements. Mr. Johnson also spent 30 years with the FDA, holding various senior level positions primarily in the compliance and enforcement areas.

Among other qualifications, Mr. Johnson brings to Akorn’s Board extensive experience in managing regulatory and compliance requirements of the FDA, particularly in pharmaceutical, medical device, biologic and biotechnology industries, as well as a deep knowledge and understanding of FDA policies and procedures regarding cGMP compliance, quality control processes and outcomes reporting gained from his years of providing specialized consulting services to governments, pharmaceutical companies and healthcare institutions and working at the FDA.

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STEVEN MEYER Director Since: 2009 Age: 62 Committees: Audit, Nominating and Corporate Governance

Mr. Meyer was appointed a director by the Board in June 2009. Since 2005, Mr. Meyer has served as the Chief Financial Officer of JVM Realty, a private investment firm specializing in the acquisition, re-positioning and management of real estate for investors. Prior to that, Mr. Meyer was employed by Baxter International Incorporated, a global healthcare company that provides renal and hospital products. Mr. Meyer served as the Corporate Treasurer and International Controller and VP of Global Operations during a 23-year career at Baxter International, Inc. Mr. Meyer serves as the chairman of the board of directors of Insys Therapeutics [INSY: Nasdaq], a publicly held drug development company focused on pain and therapeutic cannabinoids. Mr. Meyer earned his MBA in finance and accounting from the Kellogg Graduate School of Management at Northwestern University and his B.A. in Economics from the University of Illinois in Champaign-Urbana. He is an Illinois Certified Public Accountant.

Among other qualifications, Mr. Meyer brings to Akorn’s Board financial expertise, extensive knowledge of the healthcare industry, including an international perspective, as well as business leadership skills, which he gained in part from serving as CFO of an investment firm, as the corporate treasurer and international controller and vice president of global operations at a Fortune 500 healthcare company and his service on the board of a publicly held specialty pharmaceutical company.

THOMAS MOORE Director Since: 2019 Age: 67 Committees: Compensation

Mr. Moore was appointed a director by the Board in January 2019. Mr. Moore brings 35 years of strategic and operational pharmaceutical experience as a former executive at the global company Abbott Laboratories [ABT: NYSE], later known as Hospira [HSP: NYSE], and its affiliates. Mr. Moore served as President of Hospira USA from 2009 until his retirement in 2014. He was President of Global Pharmaceuticals for Hospira Worldwide, Inc. from 2007 to 2009, and served as VP and General Manager of Specialty Pharmaceuticals for Hospira, Inc. from 2003 to 2007. Mr. Moore sits on the Board of Trustees for Rosalind Franklin University of Medicine and Science. Previously, Mr. Moore was a member of the boards of the Generic Pharmaceutical Association, the Society for Vascular Surgery (f/k/a American Vascular Association), and ZHOPL Private Ltd., a joint venture corporation for the manufacturing of injectable oncology pharmaceuticals. Mr. Moore received his undergraduate degree from Loyola Marymount University Los Angeles, and his Doctor of Pharmacy from the University of Southern California.

Among other qualifications, Mr. Moore brings to Akorn’s Board extensive knowledge of the pharmaceutical industry, including strategic planning and business development based on his work at major public companies, as well as his prior board experience.

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TERRY ALLISON RAPPUHN Director Since: 2015 Age: 62 Committees: Audit (Chair), Nominating and Corporate Governance

Ms. Rappuhn was appointed a director by the Board in April 2015. In 2017, Ms. Rappuhn was appointed to the board of directors and in 2018 was elected chair of Quorum Health Corporation (NYSE: QHC), an operator of general acute care hospitals and outpatient services. Also in 2017, Ms. Rappuhn was elected to serve on the board of directors of Genesis Healthcare, Inc. [GEN: NYSE], one of the nation’s largest post-acute care providers. From 2016 to 2017 Ms. Rappuhn served on the board of directors of Span-America Medical Systems, Inc. (previously a publicly held company that was acquired by Savaria Corporation), a manufacturer of beds and pressure management products for the medical market. From 2006 to 2010, Ms. Rappuhn served on the board of AGA Medical Holdings, Inc. (previously a publicly held company that was acquired by St. Jude Medical), a medical device company. From 2003 to 2007, she served on the board of directors of Genesis HealthCare Corporation (previously a publicly held company that merged), an operator of skilled nursing and assisted living centers, where she served as the audit committee chairperson. From 1999 to April 2001, Ms. Rappuhn served as Senior Vice President and Chief Financial Officer of Quorum Health Group, Inc. (previously a publicly held company that was acquired by Triad Hospitals, Inc.), an owner and operator of acute care hospitals. From 1996 to 1999 and from 1993 to 1996, Ms. Rappuhn served as Quorum’s Vice President, Controller and Assistant Treasurer and as Vice President, Internal Audit, respectively. Ms. Rappuhn has 15 years of experience with Ernst & Young, LLP and is a Certified Public Accountant.

Among other qualifications, Ms. Rappuhn brings to Akorn’s Board experience as a member of the boards of directors of six public companies, expertise in the fields of finance and accounting in various segments of the healthcare industry, especially hospital operations, knowledge of cybersecurity oversight and understanding of strategic, operational and financial issues of public companies.

BRIAN TAMBI Director Since: 2009 Age: 73 Committees: None

Mr. Tambi was appointed a director by the Board in June 2009. Since 2006, Mr. Tambi has served as the chairman of the board, President and Chief Executive Officer of Antrim Pharmaceuticals, LLC, a pharmaceutical company he formed which focuses on developing, manufacturing and marketing combinations of leading single agent drugs and delivery systems. Mr. Tambi previously served as a member of the board of directors of Insys Therapeutics [INSY: Nasdaq], a publicly held drug development company focused on pain and therapeutic cannabinoids. From 1995 to 2006, Mr. Tambi was the chairman of the board of directors, President and Chief Executive Officer of Morton Grove Pharmaceuticals, Inc., a leading manufacturer and marketer of oral liquid and topical pharmaceuticals. Prior to Morton Grove, Mr. Tambi served as President of Ivax North American Pharmaceuticals and as a member of the board of directors of Ivax Corporation (previously a publicly held pharmaceutical company that was acquired by Teva). Mr. Tambi also served as Chief Operating Officer of Fujisawa USA, Inc., a subsidiary of Fujisawa Pharmaceutical Company, Ltd. Mr. Tambi also held executive positions at Lyphomed, Inc. and Bristol-Myers Squibb. Mr. Tambi earned his MBA in International Finance & Economics and his B.S. in Corporate Finance from Syracuse University. Mr. Tambi holds one of the seats on Akorn’s Board of Directors that was designated for nomination by Dr. Kapoor.

Among other qualifications, Mr. Tambi brings to Akorn’s Board extensive pharmaceutical industry experience, particularly FDA knowledge and drug development and commercialization expertise, as well as business leadership skills gained from his experience as a founder, executive and board member of numerous public and private pharmaceutical companies.

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Additional Disclosure

None of our directors or executive officers has a family relationship that is required to be disclosed under Item 401(d) of Regulation S-K of the Exchange Act. During the past ten years none of the persons currently serving as an executive officer and/or director of the Company has been the subject matter of any legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K, which include: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

The Company’s Board of Directors consists of eleven seats. Dr. Kapoor, a principal shareholder and the Company’s former chair of the board of directors, is entitled to nominate up to three persons to serve on our Board, one entitled to be nominated by the Kapoor Trust in accordance with terms of the Stock Purchase Agreement dated November 15, 1990, and two to be nominated by EJ Funds pursuant to terms of the Modification, Warrant and Investor Rights Agreement entered into on April 13, 2009. Mr. Brian Tambi was nominated for these purposes. The other two seats remain vacant.

Vote Required

Directors are elected by a plurality of the votes properly cast in person or by proxy. The nine nominees receiving the highest number of affirmative votes will be elected. In the unanticipated event that one or more of such nominees becomes unavailable as a candidate for director, the persons named in the accompanying proxy will vote for another candidate nominated by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve. If elected at the 2019 annual meeting, each of the nominees would serve until the 2020 annual meeting and until his or her successor is elected and has qualified, or, if earlier, until the director’s death, resignation or removal.

The Board of Directors recommends a vote “FOR ALL” of the named nominees in Proposal 1.

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PROPOSAL 2	RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019

The Board is seeking shareholder ratification of the Audit Committee’s selection of BDO USA, LLP (“BDO”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. The Audit Committee initially engaged BDO on January 14, 2016 to perform independent audit services.

We expect representatives of BDO will be in attendance at the 2019 annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders regarding their engagement.

Although the Company is not required to submit the selection of independent registered public accountants for shareholder approval, if the shareholders do not ratify this selection, the Board may reconsider the selection of BDO for any services. The Board considers BDO to be well qualified to serve as the independent auditors for the Company, and fully intends to retain BDO’s services throughout 2019. However, even if the selection is ratified, our Board reserves the right to direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee and Board determine that the change would be in the Company’s best interests.

During our fiscal year ended December 31, 2018, neither we, nor anyone on our behalf, consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, and no written report or oral advice was provided us by BDO that BDO concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or a “reportable event”.

Independent Registered Public Accounting Firm Fees

In 2018, the Company engaged BDO as its independent registered public accounting firm to audit its annual consolidated financial statements for fiscal year 2018, as included in the Company’s 2018 Annual Report on Form 10-K, review interim condensed consolidated financial statements and audit the Company’s internal controls over financial reporting. BDO has been the independent registered public accounting firm of the Company since January 2016. The following table and footnotes present fees for professional audit services of BDO for the audit of Akorn’s annual financial statements for the years ended December 31, 2018 and 2017:

	2018	2017
Audit Fees	$2,543,000	$3,014,000	(1)
Audit-Related Fees(2)	16,000	16,000
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$2,559,000	$3,030,000

(1)	Includes $900,000 that was not disclosed in the prior year that relates to 2017 but was recorded in 2018.
(2)	Represents fees for audits of certain employee benefit plan financial statements.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has considered whether the provision of services covered in the preceding paragraphs is compatible with maintaining independence of our registered public accounting firm. At their regularly scheduled and special meetings, the Audit Committee considers and pre-approves any audit and non-audit services to be performed for us by our independent registered public accounting firm.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

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PROPOSAL 3	APPROVAL OF THE AMENDMENT TO THE 2017 OMNIBUS INCENTIVE COMPENSATION PLAN TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK AUTHORIZED AND RESERVED FOR ISSUANCE UNDER THE PLAN BY 4,400,000 SHARES FROM 8,000,000 TO 12,400,000 SHARES

Proposed Amendment

In February 2019, based on the recommendation of our Compensation Committee, our Board approved an amendment (the “Proposed Amendment”) to the 2017 Omnibus Incentive Compensation Plan (“Omnibus Plan”) subject to approval by the Company’s shareholders. Pursuant to the Proposed Amendment, the total number of shares authorized and reserved for issuance under the plan will be increased by 4,400,000 from a total of 8,000,000 shares to a total of 12,400,000 shares. Capitalized terms used in this proposal but not otherwise defined herein have the meanings assigned to them in the Omnibus Plan (as modified by the Proposed Amendment), a copy of which is attached to this proxy statement as Appendix A.

Background

The Board believes it is in the best interest of Akorn that shareholders approve the Proposed Amendment to increase the number of shares that are available for awards under the Omnibus Plan. The increase will allow Akorn to continue to grant annual stock-based compensation as a part of a competitive overall compensation program. Equity-based awards are a critical component of our program, allowing Akorn to attract, retain and motivate critical talent, and align our employees’ interests with those of our shareholders. Our ability to deliver competitive pay without stock-based compensation would likely require the replacement of equity awards with cash that may not necessarily align employee interests with those of our shareholders as effectively as stock-based awards. Additionally, replacing equity with cash would increase cash compensation expense and use cash that would be better utilized toward other strategic purposes over the next few years.

Determination of Shares Available Under the Plan

Our Board believes that the increase of 4,400,000 Shares under the Omnibus Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding annual equity incentives, an important component of our overall compensation program, and fulfill our compensation strategy. This conclusion is based, in part, on advice received by our independent compensation consultant, and the analysis of our, and our peer companies’ equity grant practices. The Committee’s independent compensation consultant, Willis Towers Watson, provided analysis to management regarding the proposed number of additional Shares to be reserved for issuance pursuant to the Omnibus Plan. The determination of the number of shares to be available for awards under the Proposed Amendment to the Omnibus Plan considered a number of factors, including:

•	the number of Shares currently available under the Omnibus Plan;
•	the number of shares needed for future awards in light of the Company’s current circumstances as well as hiring and retention needs;
•	the Company’s past share usage (referred to as “burn rate”), and the fact that all stock options issued prior to 2019 have an exercise price well in excess of the current price of our Common Stock;
•	a dilution analysis, including an assessment of the large quantity of out-of-the money options and other awards that have lost most of their value; and,
•	competitive data from relevant peer companies.

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Burn Rate

The following table sets forth information regarding awards granted and the burn rate for each of the last three years and the average burn rate over the last three years. For each year, the burn rate has been calculated as the quotient of (1) the sum of all options and service-based RSUs granted in such year, divided by (2) the weighted average number of Shares outstanding at the end of such year. Our average annual burn rate over the last three years has been 1.2% of the weighted average shares outstanding, which is in the bottom quartile of our peers.

(Shares in thousands)	2018	2017	2016	Three Year Average
Options granted	0	66	2,089	718
RSUs granted	1,320	666	303	763
Weighted average Shares outstanding	125,383	124,790	122,869	124,347
Burn rate	1.1%	0.6%	1.9%	1.2%

2019 Stock Awards

The table below provides details on grants made after the end of fiscal 2018, between January 1, 2019 and February 6, 2019. These awards were granted to address retention concerns we had with key employees, recognize employee promotions, and to recruit newly hired employees. The grants include Shares from the Omnibus Plan as well as Shares granted to our new President & Chief Executive Officer as an inducement award outside of the Omnibus Plan.

	Stock Options	Restricted Stock Units	Performance Stock Units	Total Shares
Omnibus Plan Shares	280,332	2,579,997	985,262	3,845,591
CEO Inducement Award	405,938	507,614	253,807	1,167,359
Total shares	686,270	3,087,611	1,239,069	5,012,950

Dilution

The table below represents our current overhang levels based on Shares outstanding under all of our equity plans and Shares remaining available under the Omnibus Plan for future awards. The table reflects the current status of the Omnibus Plan as of February 6, 2019. As of this date there were 125,577,671 common shares outstanding. Of the Shares outstanding under our equity plans as of February 6, 2019, approximately 3.4 million, or approximately 40% of the total Shares outstanding represented stock options with exercise prices greater than $20.00.

Current Overhang:

Shares outstanding under all of our equity plans as of February 6, 2019	8,769,439	(1)(2)
Shares available for grant under the Omnibus Plan as of February 6, 2019	2,387,007
CEO inducement award as February 6, 2019	1,167,359
Total Potential Dilution, or Overhang	12,323,805
Total Potential Dilution as a Percentage of Shares Outstanding	9.8%

(1)	Includes approximately 3.4 million stock options with an exercise price greater than $20.00
(2)	Includes 3,426,466 shares from awards granted under the Akorn Inc. 2014 Stock Option Plan and 5,342,943 shares from awards granted under the Omnibus Plan.

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Our overhang of 9.8%, including the inducement award made to our new CEO, is in the bottom quartile of our peer group based on information available as of February 6, 2019.

The table below represents overhang levels including equity awards outstanding, Shares available for grant under the Omnibus Plan and the additional Shares requested under the Proposed Amendment. The additional Shares requested under the Proposed Amendment would increase the overhang to 13.3%, which approximates the median overhang of our peer companies.

Potential Overhang with Additional Shares:

Equity awards outstanding as of February 6, 2019	9,936,798	(1)(2)
Shares available for grant under the Omnibus Plan as of February 6, 2019	2,387,007
Additional requested Shares under the Omnibus Plan	4,400,000
Total Potential Dilution, or Overhang	16,723,805
Potential Dilution as a Percentage of Shares Outstanding	13.3%

(1)	Includes 5,922,005 full value awards and 4,014,793 stock options with a weighted average strike price of $24.39 and weighted average remaining life of 4.56 years
(2)	Includes (i) 3,426,466 shares from awards granted under the Akorn Inc. 2014 Stock Option Plan, (ii) 5,342,943 shares from awards granted under the Omnibus Plan, and (iii) 1,167,359 shares from the inducement awards granted to the Company’s CEO.

Material Features of the Omnibus Plan

Below is a summary of some of the material features of the Omnibus Plan:

No liberal share recycling.

•	Shares withheld or tendered to satisfy applicable tax withholding obligations or in payment of the exercise price of an award are not available again for delivery under the Omnibus Plan.
•	Each Share with respect to which a stock-settled stock appreciation right is exercised is counted as one Share against the maximum number of Shares available for delivery under the Omnibus Plan, regardless of the number of Shares actually delivered upon settlement of such stock-settled stock appreciation right.

No automatic “single-trigger” vesting of awards upon a Change of Control

Awards do not accelerate upon a Change of Control (as defined below), unless the awards are not assumed by the acquiror.

No liberal Change of Control definition

The definition of Change of Control requires consummation, not only shareholder approval, of a merger or similar corporate transaction.

Dividend and dividend equivalents

No dividends or dividend equivalents are paid on any award until the underlying award becomes payable.

No repricing of options or stock appreciation rights

The Committee does not have the power to reprice options or stock appreciation rights with an exercise price that is less than the original exercise price, unless such action is approved by our shareholders.

No evergreen funding feature

The Omnibus Plan does not contain a provision for automatic increases in Shares available under the Omnibus Plan.

Ten-year expiration

No stock option or stock appreciation right is permitted to be exercised after the ten-year anniversary of the date of grant.

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Summary of the Omnibus Plan

The following information regarding the Omnibus Plan is being provided to you in connection with the solicitation of proxies for the approval of the Proposed Amendment. Other than as described above in respect of the Proposed Amendment, the terms of the Omnibus Plan are not being changed or modified in any way. The following description of the Omnibus Plan is a summary only and does not purport to be complete. This summary is qualified in its entirety by reference to the Omnibus Plan (as modified by the Proposed Amendment), a copy of which is attached to this proxy statement as Appendix A.

Types of Awards

The Omnibus Plan provides for the grant of incentive stock options (“ISOs), non-qualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted share awards, restricted stock units (“RSUs”), performance compensation awards, performance units, cash incentive awards, deferred share units and other equity-based and equity-related awards and cash-based awards.

Plan Administration

The Omnibus Plan is administered by the Compensation Committee of the Board (the “Committee”) or such other committee the Board designates to administer the Omnibus Plan. Subject to the terms of the Omnibus Plan and applicable law, the Committee has sole authority to administer the Omnibus Plan, including, but not limited to, the authority to (1) designate plan participants, (2) determine the type or types of awards to be granted to a participant, (3) determine the number of Shares or dollar value to be covered by awards, (4) determine the terms and conditions of awards, (5) determine the vesting schedules of awards and, if certain performance criteria were required to be attained in order for an award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (6) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended, (7) interpret, administer, reconcile any inconsistency in, correct any default in or supply any omission in, the Omnibus Plan, (8) establish, amend, suspend or waive such rules and regulations and appoint such agents as it should deem appropriate for the proper administration of the Omnibus Plan, (9) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards, and (10) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Omnibus Plan.

Shares Available For Awards

Subject to adjustment for changes in capitalization and if the Proposed Amendment is approved, the maximum aggregate number of Shares that would be available to be delivered pursuant to awards granted under the Omnibus Plan is 12,400,000. Awards that are settled in cash will not reduce the maximum aggregate number of Shares available for delivery under the Omnibus Plan. If, any award granted under the Omnibus Plan is forfeited (including due to the failure to satisfy any applicable performance goals), or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto, or is settled other than by the delivery of Shares (including cash settlement), then the number of Shares subject to such award that was not issued will not be treated as issued for purposes of reducing the maximum aggregate number of Shares that may be delivered pursuant to the Omnibus Plan (other than in the case of the maximum aggregate number of Shares that may be delivered pursuant to ISOs). However, Shares that are surrendered or tendered to us in payment of the exercise price of an award or any taxes required to be withheld in respect of an award will not become available again to be delivered pursuant to awards under the Omnibus Plan.

Subject to adjustment for changes in capitalization, the maximum aggregate number of Shares that may be delivered pursuant to ISOs granted under the Omnibus Plan is 1,500,000.

Subject to adjustment for changes in capitalization, with respect to awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (including options and

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SARs), the maximum aggregate number of Shares that is available to be granted pursuant to awards in any fiscal year is 2,000,000 for any participant in the Omnibus Plan. Please see “Section 162(m)” below for information on the current status of Section 162(m) of the Code. In the case of such awards settled in cash based on the fair market value of a Share, the maximum aggregate amount of cash that will be permitted to be paid pursuant to awards granted to any participant in the Omnibus Plan in any fiscal year is equal to the per-Share fair market value as of the relevant vesting, payment or settlement date multiplied by 2,000,000. In the case of all other such awards, the maximum aggregate amount of cash and other property (valued at fair market value) that will be permitted to be paid or delivered pursuant to awards under the Omnibus Plan (other than as described in the two immediately preceding sentences) to any participant in any fiscal year is $3,000,000.

Subject to adjustment for changes in capitalization, with respect to awards granted to independent directors, the maximum aggregate number of Shares that is available to be granted pursuant to awards in any fiscal year is 200,000. In the case of all other awards, the maximum aggregate amount of cash and other property (valued at fair market value) that is permitted to be paid or delivered pursuant to awards under the Omnibus Plan (other than as described in the immediately preceding sentences) to any independent director in any fiscal year, together with any other fees or compensation paid to an independent director outside of the Omnibus Plan for services as an independent director, is $250,000.

Changes in Capitalization

In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off affecting the Shares, the Committee may make equitable adjustments and other substitutions to the Omnibus Plan and awards under the Omnibus Plan in the manner it determines to be appropriate or desirable. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other similar corporate transactions, the Committee in its discretion is permitted to make such adjustments and other substitutions to the Omnibus Plan and awards under the Omnibus Plan as it deems appropriate or desirable.

Substitute Awards

The Committee is permitted to grant awards in assumption of, or in substitution for, outstanding awards previously granted by us or any of our affiliates or a company that we acquired or with which we combined. Any Shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquired will not reduce the aggregate number of Shares available for awards under the Omnibus Plan, except that awards issued in substitution for ISOs will reduce the number of Shares available for ISOs under the Omnibus Plan.

Source of Shares

Any Shares issued under the Omnibus Plan consist, in whole or in part, of authorized and unissued Shares or of reacquired Shares.

Eligible Participants

Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or our affiliates is eligible to participate in the Omnibus Plan. Awards are generally limited to our approximately 1,650 employees, approximately 10 consultants and non-employee directors (of whom there are currently eight (8) non-employee directors).

Stock Options and Stock Appreciation Rights

The Committee is permitted to grant ISOs, NSOs and SARs under the Omnibus Plan. The exercise price for options or SARs will not be less than the fair market value of our common stock on the grant date. The Committee is not permitted to reprice any option granted or SAR granted under the Omnibus Plan without shareholder approval. All options granted under the Omnibus Plan will be NSOs unless the applicable award agreement expressly states that the option was intended to be an ISO. All options and SARs are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Subject to the provisions of the Omnibus Plan and the applicable award agreement, the Committee determines the vesting criteria, term, methods of exercise and any other terms and conditions of any option or SAR.

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Unless otherwise set forth in the applicable award agreement, each option or SAR then outstanding will expire upon the earlier of (i) the tenth anniversary of the date the option was granted and (ii) three months after the participant who was holding the option ceased to be a director, officer, employee or consultant for us or one of our affiliates for any reason.

In the case of options, the exercise price is permitted to be paid with cash (or its equivalent) or, in the sole discretion of the Committee, with previously acquired Shares or through delivery of irrevocable instructions to a broker to sell our common stock otherwise deliverable upon the exercise of the option (provided that there was a public market for our common stock at such time), by having us withhold Shares from those otherwise issuable pursuant to the exercise of the option, or, in the sole discretion of the Committee, a combination of any of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of any such Shares so tendered to us as of the date of such tender, together with any Shares withheld by us in respect of taxes relating to an option, was at least equal to such aggregate exercise price.

The Committee is permitted to substitute, without the consent of the affected holder, SARs settled in shares (including SARs settled in Shares or cash in the Committee’s discretion) for outstanding NSOs, provided that the substitution shall not otherwise result in a modification of the terms of, or change the number of Shares and exercise price of, any substituted option. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it will be considered null and void.

Restricted Shares and Restricted Stock Units

Subject to the provisions of the Omnibus Plan, the Committee is permitted to grant restricted shares and RSUs. Restricted shares and RSUs are not permitted to be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Omnibus Plan or the applicable award agreement, except that the Committee may determine that restricted shares and RSUs may be permitted to be transferred by the participant for no consideration. Restricted shares may be evidenced in such manner as the Committee determines.

An RSU is granted with respect to one Share or has a value equal to the fair market value of one such Share. Upon the lapse of restrictions applicable to an RSU, the RSU may be paid in cash, Shares, other securities, other awards or other property, as determined by the Committee, or in accordance with the applicable award agreement. In connection with each grant of restricted shares, except as provided in the applicable award agreement, the holder will be entitled to the rights of a shareholder (including the right to vote and receive dividends) in respect of such restricted shares.

Performance Units

Subject to the provisions of the Omnibus Plan, the Committee is permitted to grant performance units to participants. Performance units are awards with an initial value established by the Committee (or that was determined by reference to a valuation formula specified by the Committee) at the time of the grant. In its discretion, the Committee will set performance goals that, depending on the extent to which they were met during a specified performance period, will determine the number or value of performance units that will be paid out to the participant. The Committee, in its sole discretion, is permitted to pay earned performance units in the form of cash, Shares or any combination thereof that will have an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the Committee with respect to the form and timing of payout of performance units will be set forth in the applicable award agreement. The Committee is permitted to, on such terms and conditions as it might determine, provide a participant who holds performance units with dividend equivalents, payable in cash, Shares, other securities, other awards or other property. If a performance unit is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements below described in “Performance Compensation Awards” are required to be satisfied.

Cash Incentive Awards

Subject to the provisions of the Omnibus Plan, the Committee is permitted to grant cash incentive awards to participants. In its discretion, the Committee shall determine the number of cash incentive awards to be

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awarded, the duration of the period in which, and any condition under which, the cash incentive awards would vest or be forfeited, and any other terms and conditions applicable to the cash incentive awards. Subject to the provisions of the Omnibus Plan, the holder of a cash incentive award will receive payment based on the amount of the cash incentive award earned, which shall be determined by the Committee, in its discretion, based on the extent to which performance goals or other conditions applicable to the cash incentive award have been achieved. If a cash incentive award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied.

Other Stock-Based Awards

Subject to the provisions of the Omnibus Plan, the Committee is permitted to grant to participants other equity-based or equity-related compensation awards, including vested Shares. The Committee is permitted to determine the amounts and terms and conditions of any such awards. If such an award were intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied.

Performance Compensation Awards

The Committee is permitted to designate any award granted under the Omnibus Plan (other than options and SARs) as a performance compensation award, in order to qualify such award as “performance-based compensation” under Section 162(m) of the Code. Although Section 162(m) of the Code has been modified as described below under “Section 162(m)”, the Company generally continues to follow the best practices that were incorporated into the Omnibus Plan for performance-based compensation. Therefore, awards designated as performance compensation awards are subject to the following additional requirements:

Recipients of Performance Compensation Awards

The Committee may, in its sole discretion, designate within the first 90 days of a performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the participants who will be eligible to receive performance compensation awards in respect of such performance period. The Committee also determines the length of performance periods, the types of awards to be issued, the performance criteria that will be used to establish the performance goals, the kinds and levels of performance goals and any performance formula used to determine whether a performance compensation award has been earned for the performance period.

Performance Criteria Applicable to Performance Compensation Awards

The performance criteria is limited to the following: (A) gross or net earnings, earnings per share or other earnings ratios, earnings before interest and taxes, or before interest, tax, depreciation and amortization (EBITDA), or adjusted EBITDA; (B) operating, gross or net income (before or after interest, tax, depreciation, amortization, net loss on early extinguishment of debt and/or the impact of share-based compensation, other operating income or expense and/or other identified costs associated with nonrecurring projects); (C) cash flow (including free cash flow, operating cash flow, or cash flow return on investment); (D) gross or operating profit (before or after taxes); (E) gross profit return on investment, gross margin return on investment, return on equity, return on capital, return on invested capital, return on assets, return on net assets or other financial return ratios; (F) gross or operating margin; (G) working capital; (H) net or gross revenue, license revenues, revenue growth, product revenue growth, or annual or other recurring revenues; (I) sales, net sales, or market share; (J) costs or reduction in costs; (K) share price or other shareholder return measures; (L) economic value added; (M) customers or customer growth; (N) inventory or receivable turnover; (O) customer satisfaction surveys; (P) productivity; (Q) specified objectives with regard to bank debt or other long-term or short-term public or private debt or other similar financial obligations (which may be calculated net of cash balances and/or other offsets and adjustments); (R) operating and other expense levels; (S) product unit and pricing targets; (T) identification and/or consummation of investment opportunities or completion of specified projects, including strategic mergers, acquisitions or divestitures; (U) enterprise, book, economic book or intrinsic book value (including book value per Share);

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(V) leverage ratios; (W) credit rating; (X) days sales outstanding; (Y) operational, safety and/or quality metrics; and (Z) product innovation. These performance criteria are permitted to be applied on an absolute basis or be relative to one or more peer companies or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. The performance goals and periods may vary from participant to participant and from time to time. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the performance criteria it selected to use for the performance period.

Modification of Performance Goals

The Committee is permitted to adjust or modify the calculation of performance goals for a performance period in the event of, in anticipation of, or in recognition of, any unusual or extraordinary corporate item, transaction, event or development or any other unusual or nonrecurring events affecting us, any of our affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal) or our financial statements or the financial statements of any of our affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions, so long as that adjustment or modification does not cause the performance compensation award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

Requirements to Receive Payment for 162(m) Awards

Except as otherwise permitted by Section 162(m) of the Code, in order to be eligible for payment in respect of a performance compensation award for a particular performance period, participants are required to be employed by us on the applicable payment day (or other date as may be determined by the Committee or specified in the applicable award agreement), the performance goals for such period are required to be satisfied and certified by the Committee and the performance formula is required to determine that all or some portion of the performance compensation award had been earned for such period.

Negative Discretion

The Committee is permitted to, in its sole discretion, reduce or eliminate the amount of a performance compensation award earned in a particular performance period, even if applicable performance goals have been attained and without regard to any employment agreement between us and a participant.

Limitations on Committee Discretion

Except as otherwise permitted by Section 162(m) of the Code, in no event can any discretionary authority granted to the Committee under the Omnibus Plan be used to grant or provide payment in respect of performance compensation awards for which performance goals have not been attained, increase a performance compensation award for any participant at any time after the first 90 days of the performance period (or, if shorter, within the maximum period previously allowed under Section 162(m) of the Code) or increase a performance compensation award above the maximum amount payable under the underlying award.

Dividends and Dividend Equivalents

The Committee is permitted to provide a participant who holds an award (other than an option, SAR or cash incentive award) with dividends or dividend equivalents that would be accumulated and become payable only to the extent that the underlying award becomes payable.

Amendment and Termination of the Plan

Subject to any applicable law or government regulation, to any requirement that must have been satisfied if the Omnibus Plan was intended to be a shareholder-approved plan for purposes of Section 162(m) of the Code and to the rules of the applicable national stock exchange or quotation system on which the Shares may be listed or quoted, the Omnibus Plan may be amended, modified or terminated by our Board without the approval of our shareholders, except that shareholder approval would be required for any amendment that would (i) increase the maximum aggregate number of Shares that may be delivered pursuant to awards under the Omnibus Plan or increase the maximum number of Shares that could be delivered pursuant to ISOs granted under the Omnibus Plan, (ii) change the class of employees or other individuals eligible to participate

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in the Omnibus Plan, (iii) decrease the exercise price of any option or SAR, (iv) cancel or exchange any option or SAR at a time when its exercise price exceeds the fair market value of the underlying Shares or (v) allow repricing of any option or SAR without shareholder approval. Under these provisions, shareholder approval is not be required for all possible amendments that might increase the cost of the Omnibus Plan. No modification, amendment or termination of the Omnibus Plan that would materially and adversely impair the rights of any participant would be effective without the consent of the affected participant, unless otherwise provided by the Committee in the applicable award agreement.

The Committee is permitted to waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted under the Omnibus Plan prospectively or retroactively. However, unless otherwise provided by the Committee in the applicable award agreement or in the Omnibus Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that materially and adversely impairs the rights of any participant to any award previously granted is not to that extent effective without the consent of the affected participant.

Subject to the Omnibus Plan’s provisions regarding the repricing of options and SARs, the Committee is authorized to make adjustments in the terms and conditions of awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of the Company) affecting us, any of our affiliates or our financial statements or the financial statements of any of our affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the Committee, in its discretion, determines that those adjustments are appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event and, in its discretion, the Committee is permitted to provide for a cash payment to the holder of an award in consideration for the cancellation of such award, or cancel any option or SAR having a per-Share exercise price equal to or in excess of the fair market value of a Share subject to such option or SAR without any payment.

Change of Control

The Omnibus Plan provides that in the event of a change of control of the Company, unless provision is made in connection with the change of control for assumption of, or substitution for, awards previously granted:

•	Any options and SARs outstanding as of the date the change of control was determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control.
•	All other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control, with any applicable performance goal deemed satisfied as determined by the Committee in its sole discretion, and will be paid out as soon as practicable following such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	during any period of 24 consecutive calendar months, a change in the composition of a majority of the board of directors, as constituted on the first day of such period, that was not supported by two-thirds of the incumbent board of directors;
•	consummation of a merger, consolidation or similar form of corporate transaction, or a sale or other disposition of all or substantially all of the Company’s assets, in each case, if such transaction requires the approval of the Company’s shareholders, unless, immediately following such transaction, (i) all or substantially all the persons who beneficially owned the securities eligible to vote for the election of the board of directors continue to own more than 50% of the combined voting power of the corporation or entity resulting from such transaction substantially in the same proportion, (ii) no person beneficially owns 50% or more of the outstanding voting securities of the corporation or entity resulting from such transaction and (iii) at least 50% of the members of the board of directors of the corporation or entity resulting from such transaction are incumbent directors;
•	the shareholders approve a plan of complete liquidation or dissolution, unless such liquidation or dissolution is part of a transaction or series of transactions described in the bullet above that does not otherwise constitute a change of control; or

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•	an acquisition by any person of beneficial ownership of a percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors that was equal to 50% or more.

Although award agreements may provide for a different definition of change of control than is provided for in the Omnibus Plan, except in the case of a transaction described in the third bullet above, any definition of change of control set forth in any award agreement will provide that a change of control will not occur until consummation or effectiveness of a change of control of the Company, rather than upon the announcement, commencement, shareholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change of control of the Company.

Recoupment of Awards

Amounts paid or payable pursuant to the Omnibus Plan may be subject to recoupment or clawback pursuant to the Company’s Clawback Policy (as described under the “Clawback Policy” section of the Compensation Discussion and Analysis) or any applicable policy of the Company or its subsidiaries generally applicable to senior-level employees of the Company and its subsidiaries, including as may be adopted in the future, or to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Term of the Plan

No award will be permitted to be granted under the Omnibus Plan after the tenth anniversary of the date the shareholders approved the plan.

Certain Federal Tax Aspects of the Omnibus Plan

The following summary describes the federal income tax treatment that applies to awards under the Omnibus Plan. This summary is based on current law as of the date of this proxy statement and is provided only as general information and not as tax advice. It is not intended or written to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein. It does not address all of the tax considerations that may be relevant to a particular holder and does not discuss state, local and foreign tax consequences.

Incentive Stock Options

Neither the grant nor the exercise of an ISO will result in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per-share fair market value of a Share on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the ISO is being exercised will count as “alternative minimum taxable income” which, depending on the particular circumstances of the optionee, could result in liability for the “alternative minimum tax” or “AMT”. If the optionee did not dispose of the shares issued pursuant to the exercise of an ISO until the later of the two-year anniversary of the date of grant of the ISO and the one-year anniversary of the date of the acquisition of those shares, then (i) upon a later sale or taxable exchange of the shares, any recognized gain or loss will be treated for tax purposes as a long-term capital gain or loss and (ii) the Company will not be permitted to take a deduction with respect to that ISO for federal income tax purposes.

If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of a Share at the time of exercise of the ISO over the amount paid for the shares or (ii) the excess of the amount recognized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction will be available to the Company equal to the amount of ordinary income recognized by the optionee. Any further gain recognized by the optionee will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise will eliminate the alternative minimum tax effect of the ISO exercise.

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Special rules could apply where all or a portion of the exercise price of an ISO is paid by tendering shares, or if the shares acquired upon exercise of an ISO were subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of shares acquired upon exercise of an ISO assumes that the ISO will be exercised during employment with us or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NSOs, except that special rules will apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NSOs (not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options

An NSO (that is, a stock option that does not qualify as an ISO) will result in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NSO will, at the time of exercise, recognize ordinary income equal to (i) the per-share fair market value of a Share on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the option is being exercised. A corresponding deduction will be available to the Company. If the NSO was granted in connection with employment, this taxable income will also constitute “wages” subject to withholding and employment taxes. The foregoing summary assumes that any shares acquired upon exercise of an NSO are not subject to a substantial risk of forfeiture.

Stock Appreciation Rights

The grant of an SAR will result in no taxable income to the holder or a deduction to the Company. A holder of an SAR will, upon exercise, recognize taxable income equal to (i) the per-share fair market value of a Share on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the SAR is being exercised. If the SAR were granted in connection with employment, this taxable income will also constitute “wages” subject to withholding and employment taxes. A corresponding deduction will be available to the Company. To the extent the SAR is settled in Shares or property, any additional gain or loss recognized upon any later disposition of the shares or property will be capital gain or loss.

Restricted Share Awards

A participant acquiring restricted shares generally will recognize ordinary income equal to the fair market value of the shares on the date the shares are no longer subject to a substantial risk of forfeiture (and are freely transferable) unless the participant had elected to make a timely election pursuant to Section 83(b) of the Code, in which case, the participant will recognize ordinary income on the date the shares were acquired. If the participant is an employee, such ordinary income generally will be subject to withholding and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value upon which the participant recognized ordinary income, will be taxed as a capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date.

Restricted Stock Units, Performance Units, Cash Incentive Awards or Other Stock-Based Awards

The grant of RSUs, performance units, cash incentive awards or other stock-based awards will result in no taxable income to the participant or deduction to the Company. A participant awarded one of these awards will recognize ordinary income in an amount equal to the fair market value of the compensation issued to the participant on the settlement date. If the participant were an employee, such ordinary income generally will be subject to withholding and employment taxes. Where an award is settled in the Shares or other property, any additional gain or loss recognized upon the disposition of such shares or property will be capital gain or loss.

Section 409A

Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional

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tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options and SARs granted on Shares with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options and SARs that are awarded under the Omnibus Plan are intended to be eligible for this exception.

Section 162(m)

Section 162(m) of the Code provides that we generally may not deduct compensation of more than $1,000,000 paid in fiscal year 2018 and in each year thereafter to any NEO (and to any person who was a NEO for any year beginning with fiscal year 2017). Prior to fiscal year 2018, there was an exception to the $1,000,000 limitation for compensation that qualified as “performance-based compensation” under Section 162(m) of the Code, and the Company intended that certain performance compensation awards granted under the Omnibus Plan would be eligible for this favorable qualification. However, the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, generally eliminated this exception. As result, while certain provisions of the Omnibus Plan continue to refer to Section 162(m) of the Code, compensation (including in respect of awards granted under the Omnibus Plan) over $1,000,000 per year paid by the Company to any NEO (and to any person who was a NEO for any year beginning with fiscal year 2017) will generally be nondeductible under Section 162(m) of the Code.

New Plan Benefits

Future awards under the Omnibus Plan will be granted at the discretion of the Committee, and, therefore, the types, numbers, recipients, and other terms of such awards cannot be determined at this time. For information regarding our recent practices with respect to equity-based compensation under the Omnibus Plan, please see the “2018 Summary Compensation Table,” which includes certain information regarding awards granted to our named executive officers during fiscal year 2018 as well as the equity grants to our non-employee directors described under “Director Compensation”.

Equity Compensation Plans

For information regarding the equity compensation plans under which shares of Company common stock were issuable as of December 31, 2018, please see the “Equity Compensation Plans” section of this proxy statement.

The Board of Directors unanimously recommends that you vote “FOR” approval of the amendment to the 2017 Omnibus Incentive Compensation Plan to increase the total number of shares of common stock authorized and reserved for issuance under the plan by 4,400,00 shares from 8,000,000 to 12,400,000 shares.

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PROPOSAL 4	APPROVAL BY NON-BINDING ADVISORY VOTE OF THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM

You are being asked to vote on a proposal commonly known as a “say-on-pay” proposal, which gives you the opportunity to express your approval or disapproval, on a non-binding advisory basis, of our executive officer compensation program, policies and practices through the following resolution:

“RESOLVED, that the shareholders of Akorn, Inc. approve, on an advisory basis, the Company’s executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure set forth, pursuant to Item 402 of Regulation S-K, in the Company’s proxy statement for the 2019 annual meeting of shareholders.”

We urge you to consider the various factors regarding our executive compensation program, policies and practices as detailed in the Compensation Discussion and Analysis. As discussed in the Compensation Discussion and Analysis, we believe that our executive compensation program is competitive and governed by pay-for-performance principles which emphasize compensation opportunities that reward results. Our use of stock-based incentives reinforces the alignment of the interests of our executives with those of our long-term shareholders, thereby supporting the Company’s strategic objectives and mission.

This advisory vote is in accordance with requirements of the Dodd-Frank Act. The Dodd-Frank Act required that public companies give their shareholders the opportunity to cast advisory votes relating to executive compensation at the first annual meeting of shareholders held after January 21, 2011. Further, companies were required to hold an initial advisory vote on the frequency with which future advisory votes should be held – whether every one, two or three years – and must hold subsequent votes on the frequency of such advisory votes at least every six years. The SEC adopted rules to implement the provisions of the Dodd-Frank Act relating to this requirement.

In advance of the Company’s 2017 annual meeting of shareholders, the Board of Directors had recommended that future advisory votes on the Company’s executive officer compensation program should occur every year. At the 2017 annual meetings of shareholders, the majority of the Company’s shareholders voted in favor of holding future advisory votes every year, and the Company’s Board of Directors subsequently adopted this as its official position. Accordingly, this Proposal 4 is being submitted to you to obtain the advisory vote of the shareholders in accordance with the Dodd-Frank Act, Section 14A of the Exchange Act and the rules of the Securities and Exchange Commission. We expect that the next shareholder advisory vote on the Company’s executive compensation program will take place at the 2020 annual meeting of shareholders.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board of Directors (including our Compensation Committee) will take into account the outcome of the vote when considering future decisions affecting executive compensation as it deems appropriate.

The Board of Directors unanimously recommends that you vote “FOR” approval, on a non-binding advisory basis, of the Company’s executive compensation program.

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III.	Executive Compensation and Other Information

2018 Business Overview

During most of 2017 and nearly all of 2018, the Company was limited in the material changes it could make to its business operations, including its compensation program, due to the Merger Agreement that it had signed with the Fresenius Parties in April 2017. In December 2018, the Delaware Supreme Court affirmed that the Fresenius Parties had validly terminated the Merger Agreement. See Corporate Governance, “Fresenius Overview” section of this proxy statement.

Swiftly following the court’s ruling in December 2018, the Company, including its management, the Compensation Committee and the Board, began instituting changes to its business, including its compensation program. One particular challenge that had faced the Company the past two years and most immediately was the retention of key employees, including executives. This challenge was made even more difficult by the Company’s falling stock price, which caused us to more carefully weigh the costs and benefits of issuing shares at a low price, determining the number of shares that would be required to properly incentivize an employee, as well as the risk of quickly running out of shares authorized under the equity incentive plan. With input from an outside compensation consultant, the Company implemented a retention program that included both cash and equity for key employees, including select executives. The following Compensation Discussion and Analysis (“CD&A”) focuses on the Company’s executive compensation program as it was in effect in 2018, prior to fully implementing all of the retention program elements.

As a result of declines in Akorn’s stock price, none of the outstanding options reported in the compensation tables that are outstanding as of the date of this proxy statement have intrinsic value, and the value of the RSU awards reported in the compensation tables that are outstanding as of the date of this proxy statement has declined from their value reported in those tables.

2018 Named Executive Officers (NEOs)

The CD&A in this proxy statement focuses on the compensation of the following current and former executive officers (the “named executive officers” or “NEOs”) as the compensation program was in effect in fiscal year 2018.

Raj Rai(1)	Former Chief Executive Officer
Duane Portwood	Executive Vice President and Chief Financial Officer
Joseph Bonaccorsi	Executive Vice President, General Counsel and Secretary
Bruce Kutinsky(1)	Former Chief Operating Officer
Jonathan Kafer	Executive Vice President and Chief Commercial Officer

(1)	Mr. Rai’s and Dr. Kutinsky’s employment with the Company terminated as of December 31, 2018.

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2018 Compensation Features

The Compensation Discussion and Analysis in this proxy statement describes the compensation program for Akorn’s executive officers as it was in effect and decisions made under it in 2018. Below are key features of the program.

Minimum company performance threshold for annual incentive plan cash bonuses	No automatic “single-trigger” vesting of awards upon a Change of Control
Annual “say on pay” vote by shareholders	No liberal Change of Control definition, requires consummation, not only shareholder approval, of a transaction
Enhanced compensation recoupment (“clawback”) policy
Robust stock ownership guidelines	No repricing of underwater options without shareholder approval
No liberal share recycling under the equity plan	No pension plan or supplemental executive retirement plan

2019 Executive Officers

In early 2019, several changes were made to our executive officer roles as well as to our broader executive leadership team. We believe these changes have strengthened our organization and better prepared us to successfully meet the challenges facing us. Below are our current executive officers:

Douglas Boothe	President and Chief Executive Officer
Duane Portwood	Executive Vice President and Chief Financial Officer
Joseph Bonaccorsi	Executive Vice President, General Counsel and Secretary
Jonathan Kafer	Executive Vice President and Chief Commercial Officer
Christopher Young	Executive Vice President, Global Operations
Randall Pollard	Senior Vice President, Finance and Chief Accounting Officer

2019 Compensation Program

Once the Company was released from its requirements under the Merger Agreement, the Company swiftly began implementing material changes to its compensation program for Akorn’s executive officers. The purpose of the changes was to align with new challenges facing the Company, its new business goals, and best practices. Building off the cash bonus retention awards that were implemented in late 2018, in early 2019, the Company implemented additional retention measures by awarding equity incentive awards that vest after two years. These retention equity awards included the Company’s first use of Performance Share Units (PSUs). Due to the drop in the Company’s stock price, and the relatively limited number of shares available in the Company’s Omnibus Plan, the Company was constrained from early awarding any annual long-term equity incentive awards. As a result, additional cash retention awards were made.

Our 2019 compensation program retains the key features of the 2018 program as well as new components, including those listed below.

Retained features of 2018 Compensation Program noted above	Performance based equity retention awards with two-year vesting
Cash retention awards with one-year cliff vesting and clawback	Request to shareholders for increase in shares reserved under the Omnibus Plan

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COMPENSATION DISCUSSION AND ANALYSIS

How We Determine Pay

Compensation Philosophy and Objectives and Role of the Compensation Committee

The Compensation Committee leads the development of our compensation philosophies and practices to assure that the total compensation paid to our executive officers is fair and reasonable relative to the extremely competitive nature of the specialty pharmaceutical industry of which we are a part. Over the years, our Company has experienced major business and financial challenges. The Compensation Committee has focused intently on attracting and rewarding executives with the unique intersection of industry and turnaround skills and made compensation decisions based on our objective of aligning our key executives’ goals and incentive pay with the goals of our shareholders. Consistent with our ongoing goal to keep our key executives’ objectives and incentive pay aligned with the goals of our shareholders, we continue to pursue a compensation philosophy that is intended to provide total compensation opportunities, which include base salary, performance-based cash bonus, long-term equity compensation, and a health and welfare benefits package.

In 2012, we refined our compensation philosophy to reflect the Company’s posture in the industry in order to align it with the achievement of the Company’s business strategies. Accordingly, we developed and adopted a philosophy that is intended to serve the foundation upon which the executive compensation program is structured and administered and to serve as a basis for guiding the continued development and evolution of the program. We recognize that a strong and motivated workforce is the foundation of our company. We believe that our strong Akorn team has the desire and the capabilities required to deliver improvements near-term, while smartly investing to realize success in the long-term.

Our compensation philosophy is based on the following goals and principles:

•	Attract and retain successful results-oriented executives with proven track records to ensure the Company has the caliber of executives needed to perform at the highest levels of the industry,

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•	Support Company growth, alignment with shareholder interests and the achievement of other key corporate goals and objectives,

•	Design packages to achieve external competitiveness, internal equity, and be cost-effective,

•	Focus attention on and appropriately balance current priorities with the longer-term strategy of the Company through short- and long-term incentives,

•	Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to both Company and individual performance based on position responsibilities and ability to influence financial and organizational results,

•	Promote ownership of Company stock by executives to enhance the alignment of interests with shareholders,

•	Motivate and reward a prudent level of risk and decision making in an effort to drive reasonable performance,

•	Provide flexibility and some discretion in applying the compensation principles to appropriately reflect individual circumstances as well as changing healthcare and pharmaceutical industry conditions and priorities, and

•	Involve a limited use of perquisites and supplemental benefits which will only be provided if a compelling business rationale exists.

Our Compensation Committee is composed exclusively of independent directors and meets regularly both with and without management. The Compensation Committee annually approves Named Executive Officer base salaries, establishes annual incentive compensation pay for performance objectives based on goals of both the Company and individual employees, makes actual awards of annual incentive compensation based on attainment of these goals and other factors the Compensation Committee deems appropriate, and considers awards of long-term equity compensation.

Compensation Committee
• Focuses on attracting and rewarding executives based on compensation decisions that align with our Company's goals
• Annually sets pay and performance objectives
CEO
• Helps establish and measure corporate and individual objectives
• Reviews performance and can propose salary increases for NEOs
Independent Compensation Consultants
• Provides support, advice and recommendations on our compensation program
• Benchmarks compensation of our peers
Human Resources Department
• Researches and evaluates compensation levels on a company wide basis
• Helps with recruitment and employee retention
Shareholders
• Provides feedback based on Say on Pay result and outreach

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Role of the CEO

The Compensation Committee also seeks input from the CEO, particularly related to the establishment and measurement of corporate and individual objectives and recommendations related to overall employee compensation matters. The CEO provides the Board with a self-evaluation of his performance, but the CEO does not participate in discussions or make recommendations with respect to his own compensation.

Our CEO reviews the performance of, and proposes salary increases for, all managers who report to him, including the other Named Executive Officers. Any increases are generally based upon the individual’s performance during the previous year and any changes in responsibilities for the upcoming year. The Compensation Committee reviews the reasonableness of any proposed compensation for the Named Executive Officers. In conducting its review and making its determinations, the Compensation Committee reviews a history of base salary, cash incentive bonus targets and payouts, and equity awards, prepared by the Company’s Human Resources Department. During the year, our CEO may change the base salary of the managers who report to him, with the exception of our Chief Financial Officer (“CFO”), Chief Operating Officer (“COO”) and General Counsel, without approval of our Compensation Committee. He may do so in order to address significant changes in the individual’s responsibilities, to be competitive in the market or for other business reasons.

Proposed compensation changes for the CFO, COO and General Counsel are submitted by our CEO to the Compensation Committee for review and approval.

Our Human Resources Department (“HR”) evaluates total compensation levels and elements of compensation and fashions competitive pay packages on a company-wide basis. HR also works with the Compensation Committee and the CEO in planning for recruitment and retention of employees. Based on HR’s research and the CEO’s recommendations, we fix these salaries at rates that we believe are generally competitive, but we do not attempt to pay at the high end of our competition.

Role of the Compensation Consultants

The Compensation Committee has maintained a structured approach to compensation for our Named Executive Officers, and, since 2012, has retained Willis Towers Watson as its independent compensation consultant to provide the Compensation Committee with support, advice and recommendations on our compensation program for our executive officers.

The Compensation Committee has analyzed whether the work of our compensation consultant Willis Towers Watson has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Willis Towers Watson; (ii) the amount of fees from the Company paid to Willis Towers Watson as a percentage of Willis Towers Watson’s total revenue; (iii) the policies and procedures of Willis Towers Watson that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Willis Towers Watson or the individual compensation advisors employed by Willis Towers Watson with our CEO; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Willis Towers Watson or the individual compensation advisors employed by Willis Towers Watson. The Compensation Committee has determined, based on its analysis of the above factors, that the work of Willis Towers Watson and the individual compensation advisors employed by Willis Towers Watson as compensation consultants to the company has not created any conflict of interest.

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Role of Peer Group

Since 2013, our compensation consultant has worked with the Compensation Committee in comparing our executive compensation with pertinent market data. The data was taken from filings made with the SEC by a selected peer group, which peer group we updated and refined in 2016. The following companies comprised our selected peer group in 2018:

2018 Peer Group
Alkermes Plc.	IQVIA (formerly Quintiles Transnational Inc.)
Amneal Pharmaceuticals (formerly Impax Laboratories, Inc.)	Jazz Pharmaceuticals Plc.
Biomarin Pharmaceutical Inc.	Lannett Company, Inc.
Catalent, Inc.	Mallinckrodt Plc.
Endo International Plc.	Prestige Brands Holdings, Inc.
Horizon Pharma Plc.	United Therapeutics Corporation
Incyte Corporation

Specifically, the Compensation Committee requested the consultant to report base and annual salary incentive percentages for executives in similar sized companies based on revenue and market capitalization and/ or similar industries. The Compensation Committee reviewed the data in order to obtain a general understanding of current compensation practices and trends for specific positions held rather than focusing on the Named Executive Officers. This analysis is reviewed and updated as necessary, most recently in 2017, in order to confirm the appropriate data, measures and comparisons.

With respect to establishing the CEO and CFO compensation, we gather, analyze and evaluate the compensation mix provided by our peer group, as well as consider the other factors set forth in the Compensation Committee’s charter. We do not target or benchmark our Named Executive Officers’ compensation at a certain level or percentage based on other companies’ compensation arrangements.

Role of the Shareholders

The Compensation Committee considers shareholder input when setting compensation for the Company’s Named Executive Officers.

At the last annual shareholder meeting held December 27, 2018, the Company’s advisory vote on executive compensation was approved by the following non-binding advisory vote:

For	Against	Abstain	Broker Non-Votes
91,488,529	2,662,858	3,658,067	12,967,573

This represents approximately 97% favorable vote. Although the effect of the advisory vote on executive compensation is non-binding, the Board and the Compensation Committee considered these results and determined that, based upon their review of the compensation program, input from the compensation consultant and given the significant level of shareholder support, no major restructuring of our executive compensation program was necessary at this time, however the Company instituted improvements, such as the use of PSUs for retention awards, as mentioned previously.

In addition, at the annual shareholder meeting held on April 27, 2017, the Company’s shareholders were asked to recommend by non-binding advisory vote the frequency for the Company’s future votes on its executive compensation program, whether such votes should be every year, every two years, or every three years. The Company had recommended that subsequent votes on the Company executive compensation program should be held every year. Shareholders’ votes concurred with this recommendation.

The Compensation Committee will continue to consider the outcome of the future advisory votes, as well as shareholder feedback that we receive from our shareholder outreach program, and other analysis and data when making compensation decisions for our Named Executive Officers and our compensation programs generally. Akorn values the opinions of its shareholders and is committed to considering their opinions in making compensation decisions. See “Shareholder Outreach Program.”

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Elements of our Compensation Program

For 2018, the principal components of compensation for our Named Executive Officers were base salary, performance based annual cash incentive and long-term equity incentive. In addition, we offer health and welfare benefits and certain limited perquisites and separation benefits.

Element	Type	At Risk
Base salary	Cash	No, fixed
Performance-based annual incentive(1)	Cash	Yes, at risk based on Company and individual performance
Long-term incentives(2)	Equity	Yes, at risk because time-based vesting occurs over a period of years

(1)	We occasionally also provide non-recurring discretionary cash bonuses to reflect superior individual performance, new responsibilities or to compensate new hires for amounts forfeited from their previous employer.
(2)	Historically, we have awarded options and/or RSUs.

Base Salary

The salaries for our Named Executive Officers are established to be competitive with market practices in order to allow us to attract and retain senior executive talent. Salary decisions are also influenced by internal equity taking into consideration the relationship between salaries among the executives and each executive’s role and responsibilities and the impact on Company performance. Other factors considered by the Compensation Committee include an executive’s experience, specific skills, tenure and individual performance. In setting base salaries for the CEO, CFO, COO and General Counsel, we also consider external equity based on analysis of peer group data. The Compensation Committee typically reviews the base salaries of our Named Executive Officers annually in the first quarter with any increases effective as of March of that year.

Performance-Based Annual Incentive Plan

Each year, the Compensation Committee adopts guidelines pursuant to which it calculates the annual performance-based cash incentive awards available to our Named Executive Officers. We have instituted management-by-objectives (MBO) to assess performance as a basis for determining awards for all of our Named Executive Officers paid out under our 2017 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). Our MBO based incentive program affords us the opportunity and framework for establishing both corporate and individual performance objectives. Individual MBOs extend beyond financial performance and include actions required for the continued future growth of the company. Each Named Executive Officer’s MBOs align with each of the corporate MBOs. Named Executive Officers are also eligible to receive a “stretch” bonus if certain objectives were achieved under the “stretch” portion of the incentive bonus plan. The Compensation Committee believes that our annual incentive program provides our Named Executive Officers with a team incentive to both enhance our financial performance and perform at the highest level.

Typically, for purposes of determining the target bonus amount earned by each Named Executive Officer, the Company objectives are weighted 50% as a group, and the individual MBOs are weighted 50% as a group. In addition, the Compensation Committee reviews the Company’s performance and each individual executive’s performance against their respective objectives that were set in the prior year and then assigned the Company and each Named Executive Officer a performance rating from 0-100. No payments are made under the incentive plan unless a threshold Company objective, such as Adjusted EBITDA, is attained. In addition, an executive officer must have achieved at least 50% of his MBOs in order to receive a bonus under the incentive bonus plan.

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In addition to cash bonus payments made under our annual cash incentive plan, the Compensation Committee may provide discretionary bonuses to reward an executive’s superior performance in overcoming unforeseen circumstances and exceptional achievements.

Long-Term Equity Incentive Plan

Under the Omnibus Plan, the Compensation Committee has the flexibility to make equity awards of the common stock of the Company, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and other equity based awards. Our Board developed a long-term equity incentive plan as part of our goal to structure our compensation in a manner where the largest increase in total direct compensation for our Named Executive Officers comes from appreciation in a long-term equity incentive award made under the Omnibus Plan (“Long-Term Incentive Award”). Under the plan, the Long-Term Incentive Awards to executive officers are typically awarded such that 75% of the grant-date fair value of each executive’s equity grant is provided in the form of options and 25% in RSUs. However, while operating under the Merger Agreement, the Company decided that all equity awards granted in May 2018 would be made in the form of RSUs. We believe that Long-Term Incentive Awards should provide a large majority of the compensation opportunity for our Named Executive Officers. The Company does not have any long-term cash incentives nor does it maintain a pension plan or a supplemental executive retirement plan. The Company may from time to time grant other types of equity awards using other forms of award agreements. As discussed above, in awarding special long-term equity retention awards to executives, the Company elected to use RSUs and PSUs.

Stock Options

Historically we have primarily awarded stock options as the long-term incentive awards. We grant non-qualified stock options (“NSOs”) to our Named Executive Officers as a means of rewarding past performance and encouraging continued efforts to achieve personal and Company objectives in the current and future years. Our options are awarded at the closing price of our stock on the date of grant. Options awarded to our executive officers vest at 25% of the award per year on each of the first four anniversaries of the date of grant and expire five, seven or ten years from the date of grant, as determined by the Compensation Committee and set forth in the applicable award agreement. Over time, the Company has moved from awarding options that expire after 5 or 7 years to options that expire after 10 years.

None of the options outstanding as of December 31, 2018 have a strike price below $20.00 per share.

No NSOs were granted to Named Executive Officers in 2018. All equity awards were in the form of RSUs as discussed above.

Restricted Stock Units

Beginning in 2014, based in part upon the recommendation of the compensation consultant, the Compensation Committee determined that the long-term incentive awards to executive officers would be awarded such that 75% of the grant-date fair value of each executive’s equity grant would be provided in the form of options and 25% in RSUs. However, as mentioned above, the 2018 long-term equity awards to executive officers were 100% in the form of RSUs. Each RSU represents the right to receive one share of our common stock on a stated date (the “vesting date”) unless the award is terminated earlier in accordance with terms and conditions established by the administrator of our Omnibus Plan. The RSUs generally vest in equal installments, 25% of the award per year on each of the first four anniversaries of the date of grant. Unless the Compensation Committee determines otherwise, RSUs that do not vest will be forfeited. Holders of RSUs have no voting, dividend or other rights as a shareholder until such units are vested.

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Timing of Equity Grants and Equity Grant Practices

At the Board meeting held immediately after our annual meeting of shareholders, the Compensation Committee typically will recommend equity compensation, if any, to be awarded to our Named Executive Officers and all other Company employees. All awards are made based on the closing price of our stock on the date of grant. In addition, throughout the year, awards may be made to new employees upon their joining the Company and to employees who are promoted. The timing of such awards depends on those specific circumstances and is not tied to any other particular company event, anticipated events or announcements. Under our long-term equity incentive plan, in 2018 each executive officer was eligible to receive an award with a value up to a certain percentage of the executive’s annual salary as follows: Mr. Rai 400%; Mr. Portwood 250%, Mr. Bonaccorsi 250%, Dr. Kutinsky 300%, and Mr. Kafer 100%.

In addition to awards made under our incentive plans, the Compensation Committee may provide discretionary bonuses to reward an executive’s superior performance in overcoming unforeseen circumstances and exceptional achievements.

Analysis of What We Paid

2018 Base Salaries

In 2018, the Compensation Committee reviewed the base salaries of our Named Executive Officers. Based in part on industry survey information (CEB HR Leadership Council for Mid-Sized Companies) the Compensation Committee approved an increase to the base salaries of our Named Executive Officers by 3% in comparison to 2017 effective March 1, 2018.

	2018 Base Salary ($)(1)	2017 Base Salary ($)
Raj Rai	882,700	857,000
Duane A. Portwood	482,000	468,000
Joseph Bonaccorsi	469,700	456,000
Bruce Kutinsky	518,100	503,000
Jonathan Kafer	345,000(2)	335,000

(1)	The 2018 salary increases were effective as of March 1, 2018.
(2)	In connection with his promotion to EVP, Chief Commercial Officer, Mr. Kafer’s base salary was increased from $345,000 to $385,000 as of December 11, 2018.

2018 Performance-Based Annual Incentive Awards

We structured specific annual incentive awards for 2018 based upon MBOs for our CEO, CFO, COO and General Counsel, as well as the Company’s achievement of its overall goals. After the Board reviewed the strategic plan and budget for the year, the Compensation Committee set annual incentive compensation targets designed to induce achievement of that plan and budget.

For 2018, we set the CEO’s bonus target at 100% of base salary, the CFO’s bonus at 50% of base salary, the COO’s bonus at 50% of base salary and the General Counsel’s bonus at 50% of base salary. These were the same bonus targets set for the CEO, CFO and COO for 2017. Mr. Kafer had 2018 target bonus opportunities of 40% of base salary, the same as in the prior year, until his promotion to Chief Commercial Officer on December 10, 2018, at which point his target bonus opportunity was increased to 50% of base salary. In 2018, the Named Executive Officers each had additional opportunity for “stretch” bonus equal to 50% of their base target bonus opportunity if certain additional objectives were achieved. In general, the Compensation Committee considered the experience, responsibilities, title and historical performance of each particular Named Executive Officer when determining the target and stretch bonus opportunities and approved specific performance objectives based on the CEO’s recommendation and the Compensation Committee’s review.

Even though there was significant progress made against critical projects, no payments were made to our Named Executive Officers in 2019 for the 2018 performance cycle under the non-equity incentive plan because the threshold Company objective of Adjusted EBITDA was not attained.

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	2018 Target Base Incentive Bonus Opportunity as % of Base* Salary*	2018 Target Base Incentive Bonus Opportunity as $*	2018 Stretch Incentive Bonus Opportunity as % of Base Salary*	2018 Stretch Incentive Bonus Opportunity as $*	2018 Total Incentive Bonus Opportunity*	Total Incentive Bonus Earned for 2018
Raj Rai	100%	$878,417	50%	$439,209	$1,317,626	$—
Duane A. Portwood	50%	239,834	25%	119,917	359,750	—
Joseph Bonaccorsi	50%	233,709	25%	116,854	350,563	—
Bruce Kutinsky	50%	257,792	25%	128,896	386,687	—
Jonathan Kafer	(1)	140,358	(1)	70,179	210,537	—

(*)	For purposes of our performance-based incentive plan, bonus eligible Base Salary is defined as the officer’s base pay earnings as shown on the officer’s W-2 for the applicable year. However, all Bonus Opportunity amounts in the table above were calculated based on each officer’s Base Salary, which approximates his base pay earnings on his W-2.
(1)	Upon his promotion to Chief Commercial Officer on December 10, 2018, Mr. Kafer’s target base bonus increased from 40% to 50% of base salary and his stretch bonus increased from 20% to 25% of base salary, resulting in a blended rate used to determine his target and stretch opportunity.

2018 Long-Term Incentive Grants

During 2018, no grants of stock options were made to the Named Executive Officers. The Board made the following grants of restricted stock units (RSUs) to the Company’s Named Executive Officers:

	Number of RSUs Granted in 2018	Grant Date Fair Value 2018 RSUs $
Raj Rai	182,188	$3,530,803
Duane A. Portwood	62,178	$1,205,010
Joseph Bonaccorsi	60,591	$1,174,254
Bruce Kutinsky	80,201	$1,554,295
Jonathan Kafer	31,020	$517,498
TOTAL	416,178	$7,981,860

(1)	As a result of declines in Akorn’s stock price, the value of the RSU awards outstanding as of the date of this proxy statement has declined from their value reported in the tables in this proxy statement.

Other Elements of Compensation

Below are additional elements of compensation that we provide to our executive officers. For information regarding employment agreements and our executive severance plan, see “Potential Payments Upon Termination.”

Company-Wide Benefits

The Company does not have a pension plan and does not have a supplemental executive retirement plan. Executive officers and all full-time employees are eligible to participate in the Company’s benefit programs, which include health insurance (which is partially funded by the employee), 401(k), disability and life insurance (separate programs for executives and all other employees), flexible spending accounts, an employee stock purchase plan, an employee assistance program, an education assistance program, pre-tax commuter program, paid time off and holidays. Part-time employees are eligible to participate in a limited benefits program which includes a 401(k) plan, an employee stock purchase plan, and limited holiday and paid time off. The Company matches employee 401(k) contributions at a rate of 50% up to the first 6% of the employee’s eligible wages contributed to the plan.

Perquisites

In 2009, the Company largely eliminated perquisites for its executive officers. In 2015 and 2019, the Company made several additions to its team of executive officers, and in doing so paid moving, temporary housing and related relocation costs to some executive officers.

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ESPP

The 2016 Akorn Inc., Employee Stock Purchase Plan (“ESPP”) permits eligible employees to acquire shares of our common stock at a 15% discount from market price, through payroll deductions not exceeding 15% of base wages. Purchases under the ESPP are subject to an annual maximum purchase of the lesser of $25,000 in market value of our common stock or 15,000 shares. The ESPP was suspended and no offering periods were offered in 2018. The Company resumed ESPP offering periods in early 2019.

Executive Share Retention and Ownership Guidelines

In order to promote equity ownership and further align the interests of management with the Company’s shareholders, the Company adopted stock ownership guidelines for the Company’s executive officers. The executive officers are expected to achieve the ownership level associated with their position within five years of their respective appointments. The Nominating and Governance Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances.

Role	Guideline
President and Chief Executive Officer	5 times base salary
All Other Executive Officers	3 times base salary

Until the specified ownership levels are met, an executive officer will be required to retain 50% of all shares acquired upon option exercises and the vesting of RSUs (in both cases, less shares withheld to pay taxes or cost of exercise). The value of a share shall be measured as the greater of the then current market price or the closing price of a share of the Company’s common stock on the acquisition date. For purposes of the stock ownership guidelines, stock ownership includes:

•	shares purchased on the open market,
•	shares owned jointly with, or separately, by the officer’s spouse and dependent children,
•	shares held in trust for the officer or immediate family member,
•	shares held through any Company-sponsored plan, including specifically the Employee Stock Purchase Plan,
•	shares obtained through the exercise of stock options, and
•	50% of unvested restricted shares of stock.

As of February 25, 2019, Mr. Bonaccorsi met the minimum ownership guidelines. The remaining Named Executive Officers have until five years from their respective appointments to their executive officer positions to attain the required ownership levels.

Hedging Policy

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a board member or executive officer to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the board member or executive officer may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages directors and executive officers from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the General Counsel. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction. None of our directors or NEOs currently holds any hedging instrument against the Akorn equity securities that they beneficially own.

Clawback Policy

The Company has a compensation clawback policy (“Clawback Policy”) that applies to all executive officers and incentive-based compensation (including cash and equity as well as discretionary bonuses) awarded to such officers. Under the policy, the Company may require the forfeiture and repayment of incentive-based compensation if (1) the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under the federal securities laws, (2) an executive officer received incentive-based compensation based on materially inaccurate financial statements or materially inaccurately determined performance metrics, (3) an action or omission by an executive officer results in material financial or reputational harm to the Company, or (4) an executive officer violated a non-compete or non-solicit provision or engaged in a felony or

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professional conduct injurious to the Company, its customers, employees, suppliers, or shareholders. In any such event, the Compensation Committee may require that an executive officer forfeit or repay all or any portion of any outstanding unpaid incentive-based compensation that was awarded to the officers and any incentive-based compensation that was paid to the officers during the 36 months prior. If a restatement occurs or an award is based on materially inaccurate financial statements or performance metrics, the Compensation Committee will consider all facts and circumstances that it determines relevant, including whether anyone responsible engaged in misconduct and issues of accountability. Any amount repaid by an executive officer shall not exceed the amount of incentive-based compensation awarded by the Company in excess of what would have been awarded to such employee under the circumstances reflected by the accounting restatement since the effective date of the policy. Pursuant to the provisions of the Clawback Policy, the Company shall amend the policy as necessary to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the NASDAQ.

In addition to the Clawback Policy, the Company’s CEO and CFO are subject to statutory clawback requirements under the Sarbanes Oxley Act of 2002, which generally requires public company chief executive officers and chief financial officers to disgorge bonuses, other incentive- or equity-based compensation and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.

Tax Considerations

Prior to December 31, 2017, Section 162(m) of the Internal Revenue Code has generally prohibited publicly held companies from deducting more than $1.0 million per year in compensation paid to the Company’s covered executive officers, unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders, such as our Omnibus Plan.

Effective for taxable years beginning after December 31, 2017, the exemption from Section 162(m) for performance-based compensation has been repealed, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In general, historically our Compensation Committee has structured certain awards to the executive officers under the Company’s incentive program to qualify for this exemption unless maintaining such deductibility would not be in our best interest, and our Compensation Committee will consider whether any such award qualifies for transition relief. The Compensation Committee reserves the right to provide compensation to our executive officers that is not deductible, including but not limited to when necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention, or recognize and reward desired performance.

We also regularly analyze the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers which might have the effect of frustrating the purposes of such compensation.

We continue to strive to structure all incentive compensation payments to the Named Executive Officers so that they are beneficial to the Company and consistent with our compensation objectives and philosophy.

Accounting Treatment Considerations

We are especially attuned to the impact of ASC 718 - Stock Compensation, with respect to the granting and vesting of equity compensation awards. Prior to the granting of such awards, we analyze the short and long-term effects of any particular award on our budget for the year of grant and anticipated financial impact in future years. This information is taken into account in determining the type and vesting parameters for equity-based compensation awards.

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COMPENSATION COMMITTEE REPORT

Management of the Company has prepared the Compensation Discussion and Analysis describing the Company’s compensation program for senior executives, including the named executive officers. The Compensation Committee of Akorn has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2018 and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the Compensation Committee, consisting of:

Adrienne L. Graves, Ph.D., Chair
Ronald Johnson
Thomas Moore
Alan Weinstein

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EXECUTIVE COMPENSATION TABLES

2018 Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by our Named Executive Officers for the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Raj Rai	2018	878,417	(9)	—		3,530,803	—	—	3,531,766	7,940,986	(4)
Former Chief Executive Officer	2017	857,000		—		3,337,274	—	—	945	4,195,219
	2016	824,000		—		800,010	4,290,525	1,235,308	4,923	7,154,766
Duane A. Portwood	2018	479,667	(9)	—		1,205,010	—	—	9,216	1,693,893
Executive Vice President and Chief Financial Officer	2017	468,000		—		1,139,037	—	—	12,403	1,619,440
	2016	450,000		200,145	(5)	—	976,245	337,500	8,259	1,972,149
Joseph Bonaccorsi	2018	467,417	(9)	450,000	(6)	1,174,254	—	—	9,081	2,100,752
Executive Vice President, General Counsel and Secretary	2017	456,000		—		1,109,810	—	—	12,586	1,578,396
	2016	437,750		—		265,618	1,443,415	328,129	11,880	2,486,792
Bruce Kutinsky	2018	515,583	(9)	—		1,554,295	—	—	1,304,466	3,374,344	(4)
Former Chief Operating Officer	2017	503,000		—		1,469,044	—	—	11,974	1,984,018
	2016	484,100		—		352,495	1,314,861	344,728	12,528	2,508,712
Jonathan Kafer	2018	345,547	(10)	284,500	(7)	517,498	—	—	8,916	1,156,461
Executive Vice President, Sales and Marketing	2017	335,000		33,500	(8)	326,134	—	—	12,791	707,425
	2016	309,000		—		74,949	659,642	154,414	10,773	1,208,778
(1)	This column shows the grant date fair value of RSUs granted during the applicable year. Due to the restatement process, no RSUs were awarded under our long-term incentive plan in 2015. Such long-term incentive awards were delayed until 2016 and were granted 100% in options.
(2)	This column shows the grant-date fair value of stock options granted during the applicable year. These amounts were determined as of the option’s grant dates in accordance with ASC 718 using the Black Scholes-Merton valuation model. The assumptions used were the same as those reflected in Note 10 - Stock Options, Employee Stock Purchase Plan and Restricted Stock of the Company’s 2018 Form 10-K. The stock options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. Due to the restatement process, no equity awards were granted in 2015 under our long-term incentive plan. Such long-term incentive awards were delayed until 2016 and were granted 100% in options. As a result, the amounts shown for Messrs. Rai and Bonaccorsi and Dr. Kutinsky include both their 2015 awards that were delayed until 2016 as well as their regular 2016 awards.
(3)	The amounts shown in this column for 2016 are performance-based annual incentive awards earned in the applicable year. Annual performance-based incentive awards are typically paid to the Named Executive Officers in the first quarter of the subsequent year in which they were earned. For the years 2017 and 2018, no payments were made under the non-equity incentive plan because the threshold Company objective of Adjusted EBITDA was not attained.
(4)	The amounts reported in this column represent the dollar amount for each Named Executive Officer as set forth in more detail in the “All Other Compensation Table” below. The amounts paid to Messrs. Rai and Kutinsky principally consist of severance payments made in accordance with their separation agreements related to each executive’s departure from the Company effective December 31, 2018.
(5)	Mr. Portwood was awarded a discretionary bonus of $200,000 for his work on the restatement.
(6)	Mr. Bonaccorsi was awarded a discretionary bonus of $450,000 during 2018 for his successful resolution of a key legal matter.
(7)	Mr. Kafer was awarded a cash retention award of $284,500 in December 2018.
(8)	Mr. Kafer was awarded a discretionary bonus for his contributions to the success of key initiatives.
(9)	Each Named Executive Officer received a 3% merit increases in his base pay that was effective as of March 1, 2018.
(10)	Mr. Kafer received a merit increase to $340,000 effective March 1, 2018, and upon his promotion to Chief Commercial Officer in December 2018, Mr. Kafer’s base salary was increased to $385,000.

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All Other Compensation Table

Name	Year	401(k) Match ($)	Group Term Life Insurance Premium ($)	All Other ($)		Total ($)
Raj Rai	2018	—	966	3,530,800	(1)	3,531,766
Duane Portwood	2018	8,250	966	—		9,216
Joseph Bonaccorsi	2018	8,115	966	—		9,081
Bruce Kutinsky	2018	8,250	966	1,295,250	(1)	1,304,466
Jonathan Kafer	2018	7,110	1,806	—		8,916
(1)	All Other amounts for Mr. Rai and Dr. Kutinsky represent cash severance payments paid in early 2019 related to their departure from the Company effective December 31, 2018. See “Payments in Connection with Various Termination Scenarios.”

2018 Grants of Plan-Based Awards

The following table provides additional information about non-equity incentive compensation and restricted stock unit awards granted to our Named Executive Officers in 2018 under our Omnibus Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	of Shares of Stocks	RSUs(2) ($/Sh)	and Option Awards ($)(3)
Raj Rai
Non-Equity Incentive Compensation	4/14/2018	0	878,417	1,317,626
RSUs	4/19/2018				182,188	19.38	3,530,803
Duane A. Portwood
Non-Equity Incentive Compensation	4/14/2018	0	239,834	359,750
RSUs	4/19/2018				62,178	19.38	1,205,010
Joseph Bonaccorsi
Non-Equity Incentive Compensation	4/14/2018	0	233,709	350,563
RSUs	4/19/2018				60,591	19.38	1,174,254
Bruce Kutinsky
Non-Equity Incentive Compensation	4/14/2018	0	257,792	386,687
RSUs	4/19/2018				80,201	19.38	1,554,295
Jonathan Kafer
Non-Equity Incentive Compensation	4/14/2018	0	140,358	210,537
RSUs	4/19/2018				17,802	19.38	345,003
RSUs(4)	4/23/2018				13,218	13.05	172,495
(1)	For information on performance-based annual incentive awards granted in 2018, see “Performance-Based Annual Incentive” and “Summary Compensation Table - Non-Equity Incentive Plan Compensation.”
(2)	The base price of the RSUs granted in the fiscal year is based on the closing price of our common stock on the grant date of each respective RSU.
(3)	The grant date fair value of each RSU award granted during 2018 was based on the closing price of our common stock on the grant date, multiplied by the number of shares underlying the RSU granted.
(4)	This out of cycle additional award was a retention award of RSUs granted to Mr. Kafer as a key leader and member of the executive team.

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Outstanding Equity Awards at 2018 Year-End

The following table sets forth information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2018. Market values have been determined based on the closing price of our common stock on December 31, 2018 of $3.39 per share.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Raj Rai
Option(1)	211,690	—	24.74	5/2/2019
Option(2)(12)	95,694	95,693	23.26	3/28/2023
Option(3)(12)	95,916	95,914	29.50	7/1/2023
RSU(4)					13,559	45,965
RSU(5)					75,618	256,345
RSU(6)					182,188	617,617
Duane A. Portwood
Option(7)	225,000	75,000	26.74	10/30/2022
Option(8)	37,500	37,500	30.89	8/9/2023
RSU(5)					25,809	87,493
RSU(6)					62,178	210,783
Joseph Bonaccorsi
Option(1)	42,330	—	24.74	5/2/2019
Option(2)	32,727	32,726	23.26	3/28/2023
Option(3)	31,847	31,846	29.50	7/1/2023
RSU(4)					4,502	15,262
RSU(5)					25,146	85,245
RSU(6)					60,591	205,403
Bruce Kutinsky
Option(1)	59,970	—	24.74	5/2/2019
Option(2)(12)	13,030	13,028	23.26	3/28/2023
Option(3)(12)	42,263	42,262	29.50	7/1/2023
Jonathan Kafer
Option(9)	93,750	31,250	43.00	5/1/2022
Option(10)	21,700	21,700	24.95	2/19/2023
Option(3)	8,992	8,992	29.50	7/1/2023
RSU(4)					1,270	4,305
RSU(5)					7,389	25,049
RSU(6)					17,802	60,349
RSU(11)					13,218	44,809
(1)	The amounts shown represent the number of options granted to each executive officer May 2, 2014. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.
(2)	The amounts shown represent the number of options granted to each executive officer March 28, 2016. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date, except for the options granted to Mr. Rai, which vest in full on March 31, 2019.
(3)	The amounts shown represent the number of options granted to each executive officer July 1, 2016. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date, except for the options granted to Mr. Rai, which vest in full on March 31, 2019.
(4)	The amounts shown represent the number of RSUs granted to each executive officer July 1, 2016 that had not vested as of December 31, 2018. These RSUs vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.
(5)	The amounts shown represent the number of RSUs granted to each executive officer May 4, 2017 that had not vested as of December 31, 2018. These RSUs vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.
(6)	The amounts shown represent the number of RSUs granted to each executive officer April 19, 2018 that had not vested as of December 31, 2018. These RSUs vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.

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(7)	The amounts shown represent the number of options granted on October 30, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.
(8)	The amounts shown represent the number of options granted to Mr. Portwood on August 9, 2016. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.
(9)	The amounts shown represent the number of options granted on May 1, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.
(10)	The amounts shown represent the number of options granted to executive officer on February 19, 2016. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.
(11)	The amounts shown represent the number of RSUs granted on April 23, 2018 that had not vested as of December 31, 2018. These RSUs vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.
(12)	All outstanding and unexercised stock options held by Mr. Rai and Dr. Kutinsky expire three months after successful completion of the contractual obligations under their Separation and Consulting Agreements, which is June 30, 2019 for Mr. Rai and March 31, 2020 for Dr. Kutinsky.

2018 Option Exercises and Stock Vested Table

The following table provides a summary of the value realized by our Named Executive Officers from the exercise of option awards or the vesting of restricted stock unit awards during the year ended December 31, 2018.

	OPTIONS EXERCISED		STOCK VESTED
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Raj Rai	—	—	63,201	872,858
Duane Portwood	—	—	8,603	100,999
Joe Bonaccorsi	—	—	36,737	536,484
Bruce Kutinsky	—	—	135,404	608,137
Jonathan Kafer	—	—	3,100	39,479
(1)	The value realized on the vesting of the RSUs equaled the closing market value of our common stock on the vesting date times the number of shares that vested. The following named executive officers traded shares to the Company during the year ended December 31, 2018 in payment of taxes due: Mr. Rai 9,207 shares; Mr. Bonaccorsi 7,263 shares; and Dr. Kutinsky 34,163 shares.

Potential Payments Upon Termination

Employment Agreements

We have entered into employment agreements with our Named Executive Officers that, in addition to providing bonus opportunity, provide the officers with compensation if they are terminated without cause, they leave the Company with good reason or their employment terminates in certain circumstances in connection with a change of control. The agreements renew automatically for a one-year period unless written notice of termination is provided. We believe the terms of the employment agreements promote stability and continuity of senior management. Specifically, these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Company. All of the employment agreements are listed in the Exhibit Index to the Company’s 2018 Annual Report on Form 10-K.

Under the employment agreements, each Named Executive Officer is entitled to receive benefits under the employment agreements if (1) we terminate the executive’s employment without cause, (2) the executive resigns for good reason or (3) if there is a change of control during the term of the agreement and within the 90 days prior to and 12 months following the change of control we terminate the executive’s employment without cause or he resigns for good reason. Under these scenarios, each of the executives is entitled to receive (1) any accrued but unpaid salary and pro-rata bonus, (2) reimbursement for any outstanding reasonable business expense, (3) vacation pay, (4) continued life and health insurance as described below and (5) a severance payment calculated as described below.

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The term “cause” includes termination due to willful and continued failure to substantially perform assigned duties, the conviction of any felony or crime involving fraud, and breach of any material term of the employment agreement. The term “good reason” includes termination due to a material adverse change in status or responsibilities, relocation beyond fifty (50) miles from the executive’s job location or residence, a substantial reduction in base salary that is not comparable to that of other executives and is not part of a comprehensive reduction, and the failure of the Company to obtain an agreement satisfactory to the executive from any successor entities to assume the employment agreement.

If we terminate the executive without cause or the executive resigns for good reason, the severance payment will be equal to one times his then current base salary plus his total bonus opportunity most recently approved under the Company’s annual bonus incentive plan. In addition, the executive is eligible to receive payment of life and health insurance coverage for a period of 12 months following such executive’s termination of employment.

If there is a change of control during the term of the agreement and within the period from 90 days prior to and 12 months following the change in control we terminate the executive without cause or the executive resigns for good reason, the severance payment will be equal to three times in the case of the CEO and two times in the case of the other Named Executive Officers, the sum of the greater of (a) the executive’s then current base salary and (b) his base salary immediately prior to the change of control, plus his total bonus opportunity most recently approved under the Company’s annual bonus incentive plan. In addition, the executive will be eligible to receive payment of life and health insurance coverage for a period of 36 months for the CEO and 24 months for each of the other Named Executive Officers, following such executive’s termination of employment.

Severance payments will be made in one lump sum within 30 days, or as soon as administratively practicable, following the termination date, subject to all applicable tax and other withholdings.

If the executive’s employment is terminated by the Company for cause, or by the executive without good reason, or due to the executive’s death or disability or retirement pursuant to the Company’s policies applicable to executive officers, the executive is not entitled to severance pay or continuation of payment of life and health insurance but will receive accrued, but unpaid salary, reimbursement for any outstanding reasonable business expense and pro-rata pay for unused vacation time.

The employment agreements contain non-competition and non-solicitation covenants that apply during the term and until the sooner to occur of 12 months following the executive’s termination date and 12 months following the change of control.

In the event that any payment or benefit received or to be received by any Named Executive Officer in connection with termination of his employment agreement would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code or any similar or successor provision to 280G would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such amounts would be reduced to the largest amount which would result in no portion of the amounts being subject to the excise tax. The agreements do not provide for any tax gross-up of severance pay.

A copy of each of the employment agreements and letter agreements we have with our Named Executive Officers has been filed with the SEC. Please see the exhibit list to the Company’s 2018 Form 10-K.

Executive and Key Management Change in Control Severance Plan

The severance and change in control arrangements for our Named Executive Officers are set forth in their individual employment agreements, as set forth above. Severance and change in control arrangements for our other key executives are set forth in the Executive and Key Management Change-in-Control Severance Plan (the “Executive CIC Plan”) that has been instituted by our Compensation Committee. Participants in the Executive CIC Plan are selected by the Company’s Compensation Committee or Board of Directors. Under the Executive CIC Plan, if an executive, within the 90 days prior to and 12 months following a change of control of the Company, experiences an involuntary termination without cause or voluntarily terminates his employment for good reason, then he will be entitled to receive (i) a lump-sum cash severance payment equal to one year of his then current base salary, (ii) continued payment of health insurance coverage for a period of one year following termination of employment and (iii)

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vesting as of the executive’s last day of employment of any unvested options or RSUs previously granted to the executive. See “Payments in Connection with Various Termination Scenarios.”

The Executive CIC Plan provides the Company with assurance that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company and its affiliates and to promote certainty and minimize potential disruption for key executives of the Company in the event the Company is faced with or undergoes a change in control. The Company updated its equity award agreements for its Named Executive Officers. Each of the Company’s equity award agreements for Named Executive Officers now provides for this “double trigger” vesting of equity awards in the event the Company undergoes a change in control transaction in which the awards are continued or assumed - that is, the award will vest if the recipient experiences an involuntary termination without cause or voluntarily terminates his employment for good reason within the 90 days prior to and 12 months following a change in control of the Company. Other equity awards may be granted under the Omnibus Plan using other forms of award agreements as may be determined from time to time in the form approved by the Compensation Committee.

The Executive CIC Plan does not provide for any tax gross-up of severance pay. In addition, payment of any cash severance under the Executive CIC Plan is contingent upon the participant’s execution of a separation agreement containing a release of claims in favor of the Company and its affiliates.

Payments in Connection with Various Termination Scenarios

The following table estimates the cash amounts, accelerated vesting and other payments and benefits that three of our Named Executive Officer would have been entitled to receive upon termination under various circumstances pursuant to the terms of their respective employment agreements and equity award agreements. The table assumes that the executive’s termination of employment with the Company under the scenario shown occurred on December 31, 2018.

Executive / Termination Event(1)(2)	Cash Severance Payment	Acceleration of Equity Awards(3)	Life/Health Insurance Benefits		Total Termination Benefits
Duane A. Portwood
without cause or with good reason	$843,500	$—	$12,460	(4)	$855,960
without cause or with good reason within 90 days prior to or 12 months following a change of control	$1,687,000	$298,276	$24,920	(5)	$2,010,196
Joseph Bonaccorsi
without cause or with good reason	$821,975	$—	$12,460	(4)	$834,435
without cause or with good reason within 90 days prior to or 12 months following a change of control	$1,643,950	$305,910	$24,920	(5)	$1,974,780
Jonathan Kafer
without cause or with good reason	$673,750	$—	$12,460	(4)	$686,210
without cause or with good reason within 90 days prior to or 12 months following a change of control	$1,347,500	$134,512	$24,920	(5)	$1,506,932
(1)	The table does not give effect to any reduction in payments to any executive that might occur under his employment agreement in the event that the payment would become subject to additional taxes under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments in the event of a termination or resignation following a change in control. In addition, the amounts shown in this table do not include accrued but unpaid salary, reimbursement for any outstanding reasonable business expense or vacation pay.
(2)	If the executive’s employment is terminated by the Company for cause, or by the executive without good reason, or due to the executive’s death or disability or retirement pursuant to the Company’s policies, the executive will receive all accrued but unpaid salary, reimbursement for any outstanding reasonable business expense and vacation pay. For purposes of the Company’s performance-based incentive plan, bonus eligible Base Salary is defined as the officer’s base pay earnings as shown on the officer’s W-2 for the applicable year. However, all bonus amounts in the table above were calculated based on each officer’s base salary, which approximates his base pay earnings on his W-2, times the applicable bonus rates.
(3)	The amount represents the intrinsic value of “in-the-money” unvested stock options and unvested RSUs based on $3.39 per share, which was the closing stock price of Akorn, Inc. common stock on December 31, 2018.
(4)	The amount represents the estimated cost to continue health and life insurance coverage for 1 year.
(5)	The amount represents the estimated cost to continue health and life insurance coverage for 2 years.

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Actual Payments Made Upon Termination of Employment

Mr. Rai’s employment as CEO of the Company terminated effective as of December 31, 2018. In connection with his departure, the Company and Mr. Rai entered into a Separation and Consulting Agreement dated February 7, 2019. The table below shows the total amounts paid or to be paid to Mr. Rai pursuant to the agreement.

	Cash Severance Payment	Acceleration of Equity Awards	Life/Health Insurance Benefits	Total Termination Benefits
Raj Rai	$ 3,530,800(1)	$ 919,927(2)	$ 24,920(3)	$ 4,475,647(4)
(1)	Represents Mr. Rai’s maximum available 2018 performance bonus, plus one year’s base salary and one year’s maximum bonus potential.
(2)	Represents the intrinsic value of Mr. Rai’s unvested RSUs as of December 31, 2018. These RSUs will vest in full upon the completion of Mr. Rai’s consulting period, which ends on March 31, 2019.
(3)	Represents the estimated cost to continue health and life insurance coverage for Mr. Rai for 2 years.
(4)	In the event the Company enters into an agreement on or before December 31, 2019 that would result in a “change in control” and such change in control occurs on or before December 31, 2020, Mr. Rai would be entitled to receive an additional severance payment equal to two-times the sum of his base annual compensation in effect in December 2018 and his total eligible annual bonus for 2018 and would be eligible to receive payment of life and health insurance coverage for a period of 24 months following the change in control.

Dr. Kutinsky’s employment as COO of the Company terminated effective as of December 31, 2018. In connection with his departure, the Company entered into a Separation and Consulting Agreement dated February 5, 2019, with Dr. Kutinsky. The table below shows the total amounts paid or to be paid to Dr. Kutinsky pursuant to the agreement.

	Cash Severance Payment		Acceleration of Equity Awards	Life/Health Insurance Benefits	Total Termination Benefits
Bruce Kutinsky	$ 2,201,925	(1)	$ 404,973(2)	$ 14,537(3)	$ 2,621,435
(1)	Represents Dr. Kutinsky’s maximum available 2018 performance bonus, one year’s base salary and one year’s maximum bonus potential, and $906,675 payable in 2019 pursuant to his Separation and Consulting Agreement.
(2)	Represents the intrinsic value of Dr. Kutinsky’s unvested RSUs upon their vesting date of December 31, 2018.
(3)	Represents the estimated cost to continue health and life insurance coverage for Dr. Kutinsky for a period of 14 months.

Pay Ratio of Principal Executive Officer to Median Employee

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Mr. Raj Rai, who was our Chief Executive Officer (“CEO”) and Principal Executive Officer (“PEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (exclusive of our CEO) was $52,434; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table, was $7,940,986.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Rai, our Chief Executive Officer, to the median of the annual total compensation of all employees was 151 to 1.

Supplemental Pay Ratio Calculation Excluding Severance Payments to Mr. Rai

The Summary Compensation Table includes severance payments that were made to Mr. Rai in addition to his salary and awards. As such, we have prepared an supplemental calculation showing the comparison of the compensation and ratio in which we exclude the severance payments made to Mr. Rai. We feel this calculation more accurately reflects the actual compensation of the Chief Executive Officer to the median employee.

•	The annual total compensation of the CEO for 2018, excluding severance payments, was $4,410,186.

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Based on the alternative calculation which excludes Mr. Rai’s severance payments, the ratio of the annual total compensation of Mr. Rai, our Chief Executive Officer, to the median of the annual total compensation of all employees was 84 to 1.

Data Collection

We determined that, as of December 31, 2018, our employee population consisted of approximately 2,230 individuals working for Akorn, with 75.19% of these individuals located in the United States, 8.57% located in Switzerland, and 16.24% located in India. This population consisted of our full-time, part-time, and temporary employees.

Last year we chose December 20 as the determination date. However, this year we selected December 31, 2018, which is within the last three months of our last completed fiscal year, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a more efficient and economical manner.

Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees we selected base salary plus any bonuses and equity awards as the most appropriate measure of compensation. In making this determination, we annualized the compensation of all permanent employees who were hired in 2018 but did not work for us for the entire year. We did not make any cost-of-living adjustments nor did we make use of any statistical sampling methods in identifying the “median employee.”

Using this methodology, we determined that the “median employee” was a full-time, hourly employee located in the Switzerland. For purposes of this disclosure, we applied Swiss Franc (CHF) and Indian Rupee (INR) to US dollars exchange rate to the compensation elements paid in those respective currencies, using the exchange rates for those currencies on December 31, 2018.

The table below shows the compensation as it appears in the Summary Compensation Table of this proxy statement. The “All Other Compensation” column includes severance payments made to Mr. Rai.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Annual Total Compensation ($)
Raj Rai - CEO/PEO	2018	$878,417	$—	$3,530,803	$—	$—	$3,531,766	(1)	$7,940,986	(1)
Median Employee	2018	$51,424	$998	$—	$—	$—	$—		$52,422
Ratio of PEO to Median Employee	2018								151.1 X
(1)	This amount principally consists of severance payments made to Mr. Rai pursuant to his separation agreement.

Supplemental Pay Ratio Calculation Excluding Severance Payments to Mr. Rai

For a comparison and ratio that we feel more accurately reflects the actual compensation of Mr. Rai as compared to the median employee for 2018, we have provided a second table below which excludes Mr. Rai’s severance payments.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Annual Total Compensation ($)
Raj Rai - CEO/PEO	2018	$878,417	$—	$3,530,803	$—	$—	$966	(1)	$4,410,186
Median Employee	2018	$51,424	$998	$—	$—	$—	$—		$52,422
Ratio of PEO to Median Employee	2018								84.1 X
(1)	This amount excludes severance payments made to Mr. Rai pursuant to his separation agreement.

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DIRECTOR COMPENSATION

Director compensation is set by the Compensation Committee in coordination with management and submitted to the Board for approval. Each year, the Compensation Committee works with its independent compensation consultant to review current director compensation using published survey data of companies of similar size based on revenue and market capitalization and in the pharmaceutical industry, as well as director compensation of companies in our self-selected peer group, in order to guide the Compensation Committee towards establishing director compensation that falls in an appropriate range. In 2017, based upon the recommendations of the compensation consultant, the Compensation Committee revised our director compensation program to better align the program with median peer group practices to compensate for additional time commitment and risk associated with participation on Board committees. No changes were made to the director compensation in 2018.

	Amount
Annual Compensation Element	Chair	Member
Annual Cash Retainer	$125,000	$75,000
Annual Equity Award Grant Value	$275,000	$275,000
Audit Committee - Cash Compensation	$25,000	$15,000
Compensation Committee - Cash Compensation	$20,000	$10,000
Nominating and Governance Committee - Cash Compensation	$15,000	$7,500
Special Committees - Cash Compensation(1)	$15,000	$7,500
(1)	From time to time, the Board may create one or more special committees. Generally, a chair of a special committee is paid $15,000 and a member $7,500 for his or her services, however, the compensation paid may vary and is approved on a case-by-case basis by the Compensation Committee.

All retainers are paid quarterly in arrears. In addition to the above fees, we reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors. Annual equity awards are typically granted to our directors at the Board meeting held immediately after our annual meeting of shareholders.

In connection with their service as our directors, we have provided to each of our independent directors supplemental indemnity assurances with respect to any claims associated with their serving as one of our directors, as a director of any of our subsidiaries, as a fiduciary of any of our employee benefit plans and in other positions held at our request.

Director Stock Ownership Guidelines

The Compensation Committee believes that it is in the best interests of the Company and its shareholders to align the financial interests of the Company’s directors with those of the shareholders. Accordingly, the Compensation Committee established the following stock ownership guidelines for directors. Each director is expected to acquire and retain shares of the Company’s common stock having a value equal to at least five times the total value of the director’s annual stock and cash retainer. Directors shall have three years from the date of election or appointment to attain such ownership levels. The Nominating and Governance Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances.

Stock Ownership Guidelines
5x annual equity and cash retainer

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Until the specified ownership levels are met, a director will be required to retain 50% of all shares acquired upon option exercises and the vesting of RSUs (in both cases, less shares withheld to pay taxes or cost of exercise). The value of a share shall be measured as the greater of the then current market price or the closing price of a share of the Company’s common stock on the acquisition date. For purposes of the stock ownership guidelines, stock ownership includes:

•	shares purchased on the open market,

•	shares owned jointly with, or separately, by the officer’s spouse and dependent children,

•	shares held in trust for the officer or immediate family member,

•	shares held through any Company-sponsored plan, including specifically the Employee Stock Purchase Plan,

•	shares obtained through the exercise of stock options, and

•	50% of unvested restricted shares of stock.

As of February 25, 2019, Messrs. Meyer and Johnson had met the minimum ownership guidelines, and Mr. Moore has three years from his appointment to meet the guidelines. The remaining directors are not currently meeting the required level, partly due to a decline in the Company’s stock price.

2018 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Unit Awards ($)(2)	Option Awards ($)	Total ($)(3)
Alan Weinstein (Chair of the Board of Directors)	$165,000	$274,983	$—	$439,983
Kenneth Abramowitz	90,000	274,983	—	364,983
Dr. Adrienne Graves	110,000	274,983	—	384,983
Ronald M. Johnson	115,000	274,983	—	389,983
Steven Meyer	97,500	274,983	—	372,483
Terry Allison Rappuhn	122,500	274,983	—	397,483
Brian Tambi	82,500	274,983	—	357,483
(1)	The amounts shown in this column represent the retainer fees earned by each for serving as a director, including any retainer fees for serving as a chair or committee member. The following fees were earned by directors for their service on special committees in 2018: Dr. Graves $7,500; Mr. Johnson $15,000; Ms. Rappuhn $15,000; Mr. Tambi $7,500; and Mr. Weinstein $15,000.
(2)	The amounts in this column represent the grant date fair value of RSUs awarded to each director on April 19, 2018 as calculated in accordance with Regulation S-K. The RSUs vest 25% per year on each of the first four anniversaries of grant date.
(3)	In January 2019, the Company increased the size of its Board by two seats and appointed Douglas S. Boothe and Thomas G. Moore to serve as directors. Mr. Boothe, as President and CEO of the Company, will not receive additional compensation for his service on the Board. Mr. Moore will receive compensation consistent with the other members of the Board as described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Adrienne Graves, Chair, Ronald Johnson, and Alan Weinstein, being all of the 2018 Compensation Committee members, are each independent, non-employee directors of the Company. No executive officer (current or former) of the Company served as a director or member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on our Compensation Committee, (iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of our Board, or (iv) were directly or indirectly the beneficiary of any related transaction required to be disclosed under the applicable regulations of the Exchange Act, during the year ended December 31, 2018.

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EQUITY COMPENSATION PLANS

The Company maintains equity compensation plans that allow the Company’s Board of Directors to grant stock options and other equity awards to eligible employees, officers, directors and consultants. On April 27, 2017, the Company’s shareholders voted to approve the Akorn, Inc. 2017 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). Under the Omnibus Plan, 8.0 million shares of the Company’s common stock were made available for issuance pursuant to equity awards. The Omnibus Plan replaced the Akorn, Inc. 2014 Stock Option Plan (as amended and restated, “the 2014 Plan”). Following shareholder approval of the Omnibus Plan, no new awards may be granted under the 2014 Plan, although previously granted awards remain outstanding pursuant to their original terms.

Options granted under the Omnibus Plan, the 2014 Plan have exercise prices equivalent to the market value of our common stock on the date of grant. They vest over four years and expire five, seven or ten years from the date of grant. Options granted to our Directors typically vest one year from the date of grant and expire five years from the date of grant. All options granted from February 22, 2013 through November 6, 2013 vest annually over a four-year period.

The Company grants Restricted Stock Units (“RSUs”) annually to officers and eligible employees pursuant to its long-term incentive plans. The RSU grants typically vest 25% per year each of the first four anniversaries of grant date. In 2017 and 2018, the Company has issued only RSUs and no stock options, including annual grants of RSUs to its board members.

The 2016 Akorn, Inc. Employee Stock Purchase Plan (the “ESPP”) was approved by our shareholders in December 2016. The ESPP permits eligible employees to acquire shares of our common stock through payroll deductions in whole percentages from 1% to 15% of eligible wages, at a 15% discount from the market price of our common stock, subject to an annual maximum purchase. Although the ESPP was suspended and no offering periods were offered in 2018, the Company resumed the ESPP offering periods in early 2019.

As required by Item 201 of Regulation S-K, the following table sets forth certain information as of December 31, 2018, with respect to compensation plans under which shares of Company common stock were issuable as of that date. Please see the “2019 Stock Awards” section of this proxy statement for details on grants made between January 1, 2019 and February 6, 2019, which includes information on the number of securities available for future issuance under the Omnibus Plan as of February 6, 2019. As of December 31, 2018, we did not have any equity compensation plans that had not been approved by our shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity Compensation plans approved by security holders:	5,061,375(1)	$19.28	8,039,684(2)

(1)	This amount reflects 3,418,277 outstanding options and 99,049 unvested RSU awards granted under the 2014 Plan, and 1,544,049 unvested RSU awards granted under the Omnibus Plan.

(2)	Securities available for future issuance under equity compensation plans include 6,185,931 shares remaining available under the Omnibus Plan and 1,853,753 shares available for future issuance under the ESPP.

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IV.	Security Ownership of Certain Beneficial Owners and Management

As of March 8, 2019, the following persons were directors, Named Executive Officers or others with beneficial ownership of 5% or more of our common stock. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished to us or to the SEC by the persons listed. Unless otherwise noted, the address of each of the following persons is 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

BENEFICIAL OWNERSHIP OF HOLDERS OF 5% OR MORE OF OUR COMMON STOCK:

Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class
John N. Kapoor, Ph.D.	28,451,983	(2)	22.7%
BlackRock, Inc.	15,707,461	(3)	12.5%
The Vanguard Group	9,804,552	(4)	7.8%

(1)	Includes all shares beneficially owned, whether directly and indirectly, individually or together with associates, jointly or as community property with a spouse, as well as any shares as to which beneficial ownership may be acquired within 60 days of March 8, 2019 by the vesting of restricted stock units (“RSUs”) or the exercise of options, warrants or other convertible securities. Unless otherwise specified in the footnotes that follow, the indicated person or entity has sole voting power and sole investment power with respect to the shares.

(2)	The stock ownership of John N. Kapoor is as of May 1, 2017 as reflected in the Schedule 13D/A filed with the SEC on May 1, 2017. The shares beneficially owned includes (i) 1,907,445 shares of common stock owned by the Kapoor Trust, of which Dr. Kapoor is the sole trustee and beneficiary, and (ii) 505,987 shares of common stock owned directly by Dr. Kapoor. The total also includes (iii) 15,050,000 shares of common stock owned by Akorn Holdings, L.P., a Delaware limited partnership, of which Dr. Kapoor is the indirect managing general partner, (iv) 2,970,644 shares of common stock owned by EJ Financial / Akorn Management L.P., of which Dr. Kapoor is the indirect managing general partner, (v) 3,590,445 shares of common stock owned by EJ Funds LP., of which Dr. Kapoor is the indirect managing general partner, and (vi) 4,427,462 shares of common stock held through several trusts, the trustee of which is employed by a company controlled by Dr. Kapoor and the beneficiaries of which include Dr. Kapoor’s children and various other family members, all of which shares in (iii) - (vi) Dr. Kapoor disclaims beneficial ownership of to the extent of his actual pecuniary interest therein. The address of John N. Kapoor is P.O. Box 271, Lake Forest, Illinois 60045.

(3)	The stock ownership of BlackRock, Inc. is as of December 31, 2018 as reflected in the Schedule 13G/A filed with the SEC on January 24, 2019. According to the filing, of the shares beneficially owned, BlackRock, Inc. holds sole voting power over 15,475,921 shares and shared voting power over no shares, and holds sole dispositive power over all 15,707,461 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)	The stock ownership of The Vanguard Group is as of December 31, 2018 as reflected in the Schedule 13G/A filed with the SEC on February 13, 2019. According to the filing, of the shares beneficially owned, The Vanguard Group holds sole voting power over 102,117 shares and shared voting power over 9,800 shares, and holds sole dispositive power over 9,699,854 shares and shared dispositive power over 104,698 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

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BENEFICIAL OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS:

Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class
Directors:
Alan Weinstein	93,847	(2)	*
Kenneth S. Abramowitz	45,359	(2)	*
Douglas S. Boothe	—	(3)	*
Adrienne L. Graves, Ph.D.	39,790	(2)	*
Ronald M. Johnson	149,055	(2)	*
Steven J. Meyer	114,431	(2)	*
Thomas Moore	—	(4)
Terry Allison Rappuhn	40,290	(5)	*
Brian Tambi	58,116	(2)	*
Named Executive Officers:
Raj Rai	2,813,748	(6)	*
Duane A. Portwood	296,357	(7)	*
Joseph Bonaccorsi	555,511	(8)	*
Bruce Kutinsky, Pharm. D.	360,888	(9)	*
Jonathan Kafer	181,406	(10)	*
Directors and Executive Officers as a group (16 persons)	4,755,574		3.9%

(*)	indicates Beneficial Ownership of less than 1%.

(1)	Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates, jointly or as community property with a spouse, as well as any shares as to which beneficial ownership may be acquired within 60 days of March 8, 2019 by the vesting of restricted stock units (“RSUs”) or the exercise of options, or other convertible securities. Unless otherwise specified in the footnotes that follow, the indicated person or entity has sole voting power and sole investment power with respect to the shares.

(2)	Beneficial ownership for each of Messrs. Weinstein, Abramowitz, Johnson, Meyer and Tambi, and Dr. Graves includes (i) 8,702 shares of common stock issuable upon exercise of options and (ii) 5,570 shares of common stock issuable upon the vesting of RSUs by May 7, 2019, and excludes: (i) 2,900 unvested stock options and (ii) 15,850 unvested RSUs.

(3)	Beneficial ownership for Mr. Boothe excludes (i) 405,938 unvested stock options, (ii) 507,614 unvested RSUs, and (iii) 253,807 unvested Performance Share Units (PSUs).

(4)	Beneficial ownership for Mr. Moore excludes 20,000 unvested stock options.

(5)	Beneficial ownership for Ms. Rappuhn includes (i) 28,702 shares of common stock issuable upon exercise of options and (ii) 5,570 shares of common stock issuable upon the vesting of RSUs by May 7, 2019, and excludes: (i) 2,900 unvested stock options and (ii) 15,850 unvested RSUs.

(6)	Beneficial ownership for Mr. Rai includes (i) 383,217 shares of common stock issuable upon the exercise of options that are vested or will vest by March 31, 2019 and (ii) 271,365 shares of common stock issuable upon the accelerated vesting of all unvested RSUs on March 31, 2019.

(7)	Beneficial ownership for Mr. Portwood includes (i) 262,500 shares of common stock issuable upon exercise of options and (ii) 24,148 shares issuable upon the vesting of RSUs by May 7, 2019, and excludes: (i) 112,500 shares subject to unvested stock options, (ii) 198,075 unvested RSUs and (iii) 134,236 unvested PSUs.

(8)	Beneficial ownership for Mr. Bonaccorsi includes (i) 80,937 shares of common stock issuable upon the exercise of options and (ii) 23,530 shares of common stock issuable upon the vesting of RSUs by May 7, 2019, and excludes: (i) 48,209 unvested stock options, (ii) 391,832 unvested RSUs and (iii) 325,123 unvested PSUs.

(9)	Beneficial ownership for Dr. Kutinsky includes 61,807 shares of common stock issuable upon the exercise of options and excludes 48,776 unvested stock options.

(10)	Beneficial ownership for Mr. Kafer includes (i) 166,542 shares of common stock issuable upon the exercise of stock options and (ii) 10,219 shares issuable upon the vesting of RSUs by May 7, 2019, and excludes: (i) 19,842 unvested stock options, (ii) 103,352 unvested RSUs and (iii) 73,892 unvested PSUs.

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V.	Questions and Answers

Why have I received these materials? What is included in the proxy materials?

This proxy statement was provided to you because our Board is soliciting your proxy to vote at the annual meeting of shareholders to be held on May 1, 2019. The proxy materials for our 2019 annual meeting of shareholders include the Notice of Annual Meeting, this proxy statement and our Form 10-K filed for fiscal year 2018. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

Who may attend the 2019 Annual Meeting? Are there procedures for attending?

Only shareholders as of March 8, 2019 or their legal proxy holders may attend the 2019 annual meeting. Due to space constraints and other security considerations, we will not be able to accommodate the guests of either shareholders or their legal proxy holders.

To be admitted to the 2019 annual meeting, you must present valid proof of ownership of the Company’s common stock as of March 8, 2019 or a valid legal proxy. All attendees must also provide a form of government-issued photo identification. If you arrive at the 2019 annual meeting without the required items, we will admit you only if we are able to verify that you are a shareholder of the Company as of March 8, 2019.

Shareholders of record may gain admittance to the 2019 annual meeting by providing proof of ownership of the Company’s common stock as of March 8, 2019. If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend the 2019 annual meeting, you will need to bring proof of ownership as of March 8, 2019, such as a recent bank or brokerage account statement, and if you wish to vote in person, you must obtain a legal proxy issued in your name from your broker or other nominee. If you are not a shareholder but attending as proxy for a shareholder, you may attend the 2019 annual meeting by presenting a valid legal proxy. Shareholders may appoint only one proxy holder to attend on their behalf.

If you are representing an entity that is a shareholder, you must provide evidence of your authority to represent that entity at the 2019 annual meeting. Shareholders holding shares in a joint account will be admitted to the 2019 annual meeting if they provide proof of joint ownership.

Who is entitled to vote at the 2019 Annual Meeting?

Shareholders of record as of the close of business on March 8, 2019 will be entitled to vote at the annual meeting. On March 8, 2019, there were 125,578,913 shares of common stock outstanding and entitled to vote.

If on March 8, 2019 you were a “record” shareholder of common stock (that is, if you held common stock in your own name in the stock records maintained by our transfer agent, Computershare), you may vote in person at the annual meeting or by proxy. Whether or not you intend to attend the annual meeting, we encourage you to vote now, online, by phone, or proxy card to ensure that your vote is counted.

If on March 8, 2019, you were the beneficial owner of shares of common stock held in “street name” (that is, a shareholder who held common stock through a broker or other nominee) then these materials are being forwarded to you by the broker or other nominee. You may direct your broker or other nominee how to vote your shares of common stock. However, you will have to obtain a proxy form from the institution that holds your shares and follow the voting instructions on the form. If you wish to attend the annual meeting and vote in person, you may attend the meeting but may not be able to vote in person unless you first obtain a legal proxy issued in your name from your broker or other nominee.

A list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, on and during ordinary business hours for 10 days prior to the date of the meeting at our principal offices located at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

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What am I voting on?

There are four matters scheduled for a vote:

•	Election of nine directors;

•	Ratification of the appointment by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

•	Approval of an amendment to the 2017 Omnibus Incentive Compensation Plan to increase the total number of shares authorized for issuance under the plan by 4,400,000 shares from 8,000,000 to 12,400,000 shares;

•	Approval by non-binding advisory vote of the Company’s executive compensation program.

How do I cast my vote?

You may either vote “FOR ALL” or “WITHHOLD ALL” or “FOR ALL EXCEPT” for any or all of the Company’s nominees for Director. There is no cumulative voting with respect to the election of directors.

You may vote “FOR” or “AGAINST” or “ABSTAIN” on all other proposals, including the vote to ratify the Company’s appointment of BDO USA, LLP as its independent registered public accounting firm; the vote to approve the amendment of the 2017 Omnibus Incentive Compensation Plan to increase the total number of share authorized for issuance under the plan by 4,400,000 shares, from 8,000,000 to 12,400,000 shares; and the non-binding advisory vote on the Company’s executive compensation program.

If you are a shareholder of record, vote over the Internet at www.proxyvote.com or vote by telephone at 1 (800) 690-6903. You may also vote by proxy card, voter instruction form or in person at the annual meeting.

Whether or not you plan to attend the annual meeting, we urge you to vote now to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

If you hold your shares in street name, the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Akorn. In order to vote, complete and mail the proxy card received from your broker or bank to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or such other applicable agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or such other agent to request a proxy form.

Each share of common stock is entitled to one vote with respect to each matter to be voted on at the annual meeting.

What constitutes a quorum for purposes of the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. The presence at the annual meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote, or 62,789,457 votes, shall constitute a quorum for the transaction of business at the meeting. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

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How does the Board recommend that I vote my shares?

The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR ALL for the election of the nine nominees for director (Proposal 1).

•	FOR the ratification of the appointment by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 2).

•	FOR the approval of the amendment to the 2017 Omnibus Incentive Compensation Plan to increase the total number of shares authorized for issuance under the plan by 4,400,000 shares from 8,000,000 to 12,400,000 shares (Proposal 3).

•	FOR the approval, by non-binding advisory vote, of the Company’s executive compensation program (Proposal 4).

With respect to any other matter that properly comes before the annual meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion. As of the date of this proxy statement, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the 2019 annual meeting.

What if I return a proxy card but do not make specific choices?

If you are the shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR ALL” for the election of all nine nominees for director, “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; “FOR” the amendment to the 2017 Omnibus Incentive Compensation Plan to increase the total number of shares authorized for issuance under the plan by 4,400,000 shares from 8,000,000 to 12,400,000 shares; and “FOR” the approval of our executive compensation program. If any other matter is properly presented at the annual meeting, your proxy (the individual named on your proxy card) will vote your shares using his best judgment.

If you hold your shares in street name, and do not provide your nominee instruction with respect to any voting selections, your shares may be voted by your nominee for the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. However, your shares cannot be voted by your nominee for any of the other proposals, including the election of any of the nine nominees for director, nor for the approval of our executive compensation program. In such cases, your vote will be considered a “broker non-vote.”

How many votes are needed to approve each proposal?

Proposal 1. The election of directors will be determined by a plurality of the votes cast at the annual meeting by shares represented in person or by proxy and entitled to vote for the election of directors. A plurality means the highest number of “FOR” votes. Therefore, the nine nominees receiving the most proper “FOR” votes will be elected. Abstentions and broker non-votes will have no effect on the outcome.

Proposal 2. The ratification of the appointment by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 requires a “FOR” vote from a majority of the votes cast. Abstention and broker non-votes will have no effect on the outcome.

Proposal 3. The approval of the amendment to the 2017 Omnibus Incentive Compensation Plan to increase the total number of shares authorized for issuance under the plan by 4,400,000 from 8,000,000 to 12,400,000 shares requires a “FOR” vote from a majority of the votes cast. Abstention and broker non-votes will have no effect on the outcome.

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Proposal 4. The approval by advisory vote of the Company’s executive compensation program is non-binding to the Company. Abstentions and broker non-votes will have no effect on the outcome. Since this vote is non-binding, the Company maintains the right to adopt or maintain an executive compensation plan that has not been ratified by affirmative vote of its shareholders. However, our Board of Directors (including our Compensation Committee) will take into account the outcome of the vote when considering future decisions affecting executive compensation as it deems appropriate.

Can I revoke or change my vote after I return my proxy card?

Yes. For shareholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:

•	You may submit a written notice of revocation to Akorn’s Corporate Secretary at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

•	You may submit a proxy bearing a later date.

•	You may attend the annual meeting and vote in person. Attendance at the meeting will not, by itself, revoke a proxy.

If you hold your shares in street name, you will need to revoke or resubmit your proxy through your nominee and in accordance with its procedures. In order to attend the annual meeting and vote in person, you will need to obtain a proxy from your nominee, the shareholder of record.

Who will bear the expense of soliciting proxies in connection with this proxy statement?

Akorn will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile, online posting or electronic transmission by our employees. Our employees will not receive any additional compensation for participating in proxy solicitation. We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.

What does it mean if I receive more than one proxy?

If you receive more than one proxy, it means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare – Essential Registry Team. Their mailing address is P.O. Box 30170, College Station, Texas 77842, and they can be reached at (800) 962-4284.

What is householding of proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers with account holders who are Akorn shareholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you

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revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Akorn, Inc., Attention: Investor Relations, 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, or call (847) 279-6156. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

How can I get a copy of the 2018 annual report or other proxy materials?

The Notice of Annual Meeting, proxy statement and our Form 10-K for 2018 are available at proxyvote.com and at the Company’s website akorn.com. We will provide, without charge, a copy of our Form 10-K, including financial statements and financial statement schedules, as filed with the SEC, upon request in writing from any person who was a holder of record or who represents in good faith that such person was a beneficial owner of common stock as of March 8, 2019. Requests should be made to Akorn, Inc., Attention: Investor Relations, 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

What are the deadlines for submitting shareholder proposals for the 2020 annual meeting?

Proxy Statement Proposals Under Rule 14a-8

Under SEC rules, shareholders wishing to submit proposals for inclusion in the proxy statement under Rule 14a-8 adopted under Section 14(a) of the Securities Exchange Act of 1934, as amended, for the 2020 Annual Meeting of Shareholders must ensure that such proposals are received by the Company at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, Attention: Akorn Corporate Secretary, on or before November 23, 2019.

Other Proposals and Nominations

Nominations for director or other business proposals to be addressed at our 2020 annual meeting may be submitted outside of Rule 14a-8 and not included in the proxy statement for the 2020 Annual Meeting. Such nominations and proposals may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no later than the close of business on February 6, 2020. Any such proposals must comply with applicable Louisiana law, the rules and regulations promulgated by the SEC, and the procedures set forth in the Company’s bylaws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.

By Order of the Board of Directors

  /s/ Joseph Bonaccorsi
Joseph Bonaccorsi

Secretary
Lake Forest, Illinois

March 22, 2019

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Appendix A	2017 Omnibus Incentive Compensation Plan

SECTION 1 Purpose

The purpose of this Akorn, Inc. 2017 Omnibus Incentive Compensation Plan (the “Plan”) is to promote the interests of Akorn, Inc. and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company. This Plan is intended to replace the Amended and Restated Akorn, Inc. 2014 Stock Option Plan (the “Amended 2014 Plan”) which, as of the date on which this Plan is approved by the Company’s stockholders (such date, the “Approval Date”), shall be automatically terminated and replaced and superseded by this Plan, except that any awards granted under the Amended 2014 Plan or any other Prior Plan (as defined below) shall continue to be subject to the terms of the applicable Prior Plan and applicable Award Agreement (as defined below), including any such terms that are intended to survive the termination of such Prior Plan or the settlement of such award, and shall remain in effect pursuant to their terms.

SECTION 2 Definitions

As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Applicable Exchange” means the NASDAQ or any other national stock exchange or quotation system on which the Shares may be listed or quoted.

“Award” means any award that is permitted under Section 6 and granted under the Plan or any award that is permitted and was granted under any Prior Plan.

“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means an Award granted pursuant to Section 6(g) that is settled in cash and the value of which is set by the Committee and is not calculated by reference to the Fair Market Value of a Share.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that except in the case of a transaction similar to a transaction described in subparagraph (b)(iii) below, any definition of Change of Control set forth in an Award Agreement shall provide that a Change of Control shall not occur until consummation or effectiveness of a change of control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change of control of the Company, or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:

(i)	during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect

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to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act) (a “Person”), in each case other than the Board;

(ii)	the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least 50% of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or

(iv)	any Person, corporation or other entity or “group” (as used in Section 13(d) of the Exchange Act), other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above.

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“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means Akorn, Inc., a corporation organized under the laws of Louisiana, together with any successor thereto.

“Deferred Share Unit” means a deferred share unit Award that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of each Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of each SAR, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant pursuant to such SAR.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares, as of any date, (i) the closing per-share sales price of Shares as reported by the Applicable Exchange for such stock exchange for such date or if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” means an option to purchase Shares from the Company that is granted under Section 6(b) of the Plan and is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“Independent Director” means a member of the Board (a) who is neither an employee of the Company nor an employee of any Affiliate, and (b) who, at the time of acting, is a “Non-Employee Director” under Rule 16b-3.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that is granted under Section 6(b) of the Plan and that is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).

“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(e) of the Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award or Performance Unit or, if applicable, any Restricted Share, RSU or Cash Incentive Award.

“Performance Formula” means, for a Performance Period, the one or more formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award or Performance Unit or, if applicable, the Restricted Share, RSU or Cash Incentive Award of a particular Participant, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.

“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s

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right to and the payment of a Performance Compensation Award or Performance Unit or, if applicable, a Restricted Share, RSU or Cash Incentive Award.

“Performance Unit” means an Award under Section 6(f) of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Prior Plan” means the Amended 2014 Plan, the Akorn, Inc. 2014 Stock Option Plan, or the Amended and Restated Akorn, Inc, 2003 Stock Option Plan.

“Restricted Share” means a Share that is granted under Section 6(d) of the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that is granted under Section 6(d) of the Plan and is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that is granted under Section 6(c) of the Plan or the applicable article of any Prior Plan and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means shares of common stock of the Company, no par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 3 Administration

(a)	Composition of the Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the Applicable Exchange and Rule 16b-3 and to satisfy any applicable requirements of Section 162(m) of the Code and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Independent Directors and all of whom shall (i) qualify as “outside directors” under Section 162(m) of the Code and (ii) meet the independence requirements of the Applicable Exchange.

(b)	Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares or dollar value to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria

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must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan or any Prior Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, the payment for, or the lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan or any Prior Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)	Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder.

(d)	Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws, in each case, as may be amended from time to time. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e)	Delegation of Authority to Senior Officers. The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company the authority to make grants of Awards to

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officers (other than any officer subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer (other than any such officer who is expected to be subject to Section 16 of the Exchange Act), employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto.

(f)	Awards to Independent Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Independent Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 4 Shares Available for Awards; Cash Payable Pursuant to Awards

(a)	Shares and Cash Available.

(i)	Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be equal to the sum of 12,400,000 (such amount, the “Plan Share Limit”).

(ii)	Subject to adjustment as provided in Section 4(b), each Share with respect to which an Option or stock-settled SAR or any other Award denominated in Shares is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share (assuming achievement of maximum performance levels in the case of any Award subject to Performance Criteria). Upon exercise of a stock-settled SAR, each Share with respect to which such stock-settled SAR is exercised shall be counted as one Share against the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan as provided above, regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR.

Awards that are required to be settled in cash will not reduce the Plan Share Limit. Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be equal to 1,500,000 (such amount, the “Plan ISO Limit”).

(iii)	If, after the effective date of the Plan, any Award is (A) forfeited (including due to failure to satisfy any applicable Performance Goals), or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto, or (B) settled other than wholly by delivery of Shares (including cash settlement), then, in the case of clauses (A) and (B), the number of Shares subject to such Award that were not issued with respect to such Award will not be treated as issued for purposes of reducing the Plan Share Limit; provided, however, that such Shares shall be treated as issued for purposes of reducing the Plan ISO Limit. However, if Shares issued upon vesting or settlement of an Award are, or Shares owned by a Participant are, surrendered or tendered to the Company in payment of the exercise price or any taxes required to be withheld in respect of such Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall not again become available to be delivered pursuant to Awards under the Plan.

(iv)	With respect to (x) Options or SARs and (y) Awards (other than Options or SARs) that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, subject to adjustment as provided in Section 4(b), (A) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted in any fiscal year of the Company under the Plan to any Participant (other than an Independent Director) shall be equal to 2,000,000 (the “Annual Individual Plan Share Limit”), (B) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the Annual Individual Plan

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Share Limit, and (C) in the case of all Awards to Participants (other than Independent Directors) other than those described in clauses (A) and (B), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Participant (other than an Independent Director) in any fiscal year of the Company shall be equal to $3,000,000.

(v)	Subject to adjustment as provided in Section 4(b), (A) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted in any fiscal year of the Company under the Plan to any Independent Director shall be 200,000 and (B) in the case of all Awards to Independent Directors other than those described in clause (A), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Independent Director in any fiscal year of the Company, together with any other fees or compensation paid to an Independent Director outside of the Plan for services as an Independent Director during such fiscal year of the Company, shall be equal to $250,000.

(b)	Adjustments for Changes in Capitalization and Similar Events.

(i)	In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall equitably adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the Plan Share Limit, (2) the Plan ISO Limit, (3) the Annual Individual Plan Share Limit and (4) the Annual Independent Director Plan Share Limit, and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award; provided, however, that the Committee shall determine the method and manner in which to effect such equitable adjustment.

(ii)	In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares (including any Change of Control) such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may, in such manner as it may deem appropriate or desirable in its sole and plenary discretion, (A) equitably adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (W) the Plan Share Limit, (X) the Plan ISO Limit, (Y) the Annual Individual Plan Share Limit and (Z) the Annual Independent Director Plan Share Limit, and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate, (Y) the Exercise Price, if applicable, with respect to any Award and (Z) any applicable Performance Criteria, Performance Formula, Performance Goal or Performance Period, (B) make provision for a cash payment to the holder of an outstanding Award (but, solely with respect to unvested Awards in the case of a Change of Control, only if provision is not made in connection with such Change of Control for (1) assumption of such Awards or (2) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code), with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable) in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to

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the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (C) cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(c)	Substitute Awards. Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”); provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on repricing of Options and SARs, as set forth in clauses (i), (ii) or (iii) of Section 7(b). The number of Shares underlying any Substitute Awards shall be counted against the Plan Share Limit; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the Plan Share Limit; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the Plan ISO Limit.

(d)	Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of reacquired Shares.

SECTION 5 Eligibility

Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6 Awards

(a)	Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Compensation Awards, (vi) Performance Units, (vii) Cash Incentive Awards, (viii) Deferred Share Units and (ix) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b)	Options.

(i)	Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Options shall be granted, (B) subject to Section 4(a), the number of Shares subject to each Option to be granted to each Participant, (C) whether each Option shall be an Incentive Stock Option or a Nonqualified Stock Option and (D) the terms and conditions of each Option, including the vesting criteria, term, methods of exercise and methods and form of settlement. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. Each Option granted under the Plan shall be a Nonqualified Stock Option unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof)

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shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii)	Exercise Price. The Exercise Price of each Share covered by each Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of each Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per-Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant. Unless otherwise specified by the Committee, each Option is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii)	Exercise. Each Option shall be exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, each Option may only be exercised to the extent that it has already vested at the time of exercise. Each Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of each Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and, except as expressly set forth in Sections 4(a) and 4(c), in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of each Option, including any conditions relating to the application of Federal, state or foreign securities laws, as it may deem necessary or advisable.

(iv)	Payment.

(A)	No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company (or the Company has withheld in accordance with Section 9(d)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver cash promptly to the Company, (3) by having the Company withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Option (for the avoidance of doubt, the Shares withheld shall be counted against the maximum number of Shares that may be delivered pursuant to the Awards granted under the Plan as provided in Section 4(a)) or (4) through any other method (or combination of methods) as approved by the Committee; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company in accordance with this Section 6(b)(iv) or Section 9(d), as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.

(B)	Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or

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taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised, or such taxes as paid, without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v)	Expiration. Except as otherwise set forth in the applicable Award Agreement, each then outstanding Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) three months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates for any reason. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.

(c)	SARs.

(i)	Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom SARs shall be granted, (B) subject to Section 4(a), the number of SARs to be granted to each Participant, (C) the Exercise Price thereof and (D) the terms and conditions of each SAR, including the vesting criteria, term, methods of exercise and methods and form of settlement.

(ii)	Exercise Price. The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted). Unless otherwise specified by the Committee, each SAR is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii)	Vesting and Exercise. Each SAR shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing. Each SAR shall be exercisable at such time, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, each SAR may only be exercised to the extent that it has already vested at the time of exercise.

(iv)	Substitution SARs. The Committee shall have the ability to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in Shares (or SARs settled in Shares or cash in the Committee’s discretion) (“Substitution SARs”) for outstanding Nonqualified Stock Options (“Substituted Options”); provided that (A) the substitution shall not otherwise result in a modification of the terms of any Substituted Option, (B) the number of Shares underlying the Substitution SARs shall be the same as the number of Shares underlying the Substituted Options and (C) the Exercise Price of the Substitution SARs shall be equal to the Exercise Price of the Substituted Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

(v)	Expiration. Except as otherwise set forth in the applicable Award Agreement, each then outstanding SAR shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the SAR is granted and (B) three months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates for any reason. In no event may SAR be exercisable after the tenth anniversary of the date the SAR is granted.

(d)	Restricted Shares and RSUs.

(i)	Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Restricted Shares and RSUs shall be granted, (B) subject to Section 4(a), the number of Restricted Shares and RSUs to be granted to each Participant, (C) the duration of the period

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during which, and the conditions (including Performance Goals), if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and (D) the other terms and conditions of each such Award, including the term and methods and form of settlement.

(ii)	Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that the Committee may, in its discretion, determine that Restricted Shares and RSUs may be transferred by the Participant for no consideration. Each Restricted Share may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(iii)	Payment/Lapse of Restrictions. Each RSU shall be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If a Restricted Share or an RSU is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for the restrictions applicable thereto to lapse.

(e)	Performance Compensation Awards.

(i)	General. The Committee shall have the authority, at the time of grant of any Award, to designate such Award (other than an Option or SAR) as a Performance Compensation Award in order for such Award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Options and SARs granted under the Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(e).

(ii)	Eligibility. The Committee shall, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants shall be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant as eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle such Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 6(e). Moreover, designation of a Participant as eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant as eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(iii)	Discretion of the Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select (A) the length of such Performance Period, (B) the type(s) of Performance Compensation Awards to be issued, (C) the Performance Criteria that will be used to establish the Performance Goal(s), (D) the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and (E) the Performance Formula; provided that any such Performance Formula shall be objective

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and non-discretionary. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(iv)	Performance Criteria. Notwithstanding the foregoing, the Performance Criteria that shall be used to establish the Performance Goal(s) with respect to Performance Compensation Awards shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall be limited to the following: (A) gross or net earnings, earnings per share or other earnings ratios, earnings before interest and taxes, or before interest, tax, depreciation and amortization (EBITDA), or adjusted EBITDA; (B) operating, gross or net income (before or after interest, tax, depreciation, amortization, net loss on early extinguishment of debt and/or the impact of share-based compensation, other operating income or expense and/or other identified costs associated with nonrecurring projects); (C) cash flow (including free flow, operating cash flow, or cash flow return on investment); (D) gross or operating profit (before or after taxes); (E) gross profit return on investment, gross margin return on investment, return on equity, return on capital, return on invested capital, return on assets, return on net assets or other financial return ratios; (F) gross or operating margin; (G) working capital; (H) net or gross revenue, license revenues, revenue growth, product revenue growth, or annual or other recurring revenues; (I) sales, net sales, or market share; (J) costs or reduction in costs; (K) share price or other shareholder return measures; (L) economic value added; (M) customers or customer growth; (N) inventory or receivable turnover; (O) customer satisfaction surveys; (P) productivity; (Q) specified objectives with regard to bank debt or other long-term or short-term public or private debt or other similar financial obligations (which may be calculated net of cash balances and/or other offsets and adjustments); (R) operating and other expense levels; (S) product unit and pricing targets; (T) identification and/or consummation of investment opportunities or completion of specified projects, including strategic mergers, acquisitions or divestitures; (U) enterprise, book, economic book or intrinsic book value (including book value per Share); (V) leverage ratios; (W) credit rating; (X) days sales outstanding; (Y) operational, safety and/or quality metrics; and (Z) product innovation. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Performance Period.

(v)	Modification of Performance Goals. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its sole and plenary discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual or

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nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(vi)	Payment of Performance Compensation Awards.

(A)	Condition to Receipt of Payment. A Participant must be employed by the Company or one of its Subsidiaries on the applicable payment day (or such other date as may be determined by the Committee or specified in the applicable Award Agreement) to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing and to the extent permitted by Section 162(m) of the Code, in the discretion of the Committee, Performance Compensation Awards may be paid to Participants who have retired or whose employment has terminated prior to the last day of the Performance Period for which a Performance Compensation Award is made, or to the designee or estate of a Participant who died prior to the last day of a Performance Period.

(B)	Limitation. Except as otherwise permitted by Section 162(m) of the Code, a Participant shall be eligible to receive a payment in respect of a Performance Compensation Award only to the extent that (1) the Performance Goal(s) for the relevant Performance Period are achieved and certified by the Committee in accordance with Section 6(e)(vi)(C) and (2) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Performance Compensation Award has been earned for such Performance Period.

(C)	Certification. Following the completion of a Performance Period, the Committee shall certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the objective Performance Formula. The Committee shall then determine the actual amount of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 6(e)(vi)(D).

(D)	Negative Discretion. In determining the actual amount of an individual Performance Compensation Award for a Performance Period, the Committee may, in its sole and plenary discretion, reduce or eliminate the amount of the Award earned in the Performance Period, even if applicable Performance Goals have been attained and without regard to any employment agreement between the Company and a Participant.

(E)	Discretion. Except as otherwise permitted by Section 162(m) of the Code, in no event shall any discretionary authority granted to the Committee by the Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m) of the Code) or (3) increase the amount of a Performance Compensation Award above the maximum amount payable under Section 4(a) of the Plan.

(F)	Form of Payment. In the case of any Performance Compensation Award other than a Restricted Share, RSU or other

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equity-based Award that is subject to performance-based vesting conditions, such Performance Compensation Award shall be payable, in the discretion of the Committee, in cash or in Restricted Shares, RSUs or fully vested Shares of equivalent value and shall be paid on such terms as determined by the Committee in its discretion. Any Restricted Shares and RSUs shall be subject to the terms of this Plan (or any successor equity-compensation plan) and any applicable Award Agreement. The number of Restricted Shares, RSUs or Shares that is equivalent in value to a dollar amount shall be determined in accordance with a methodology specified by the Committee within the first 90 days of the relevant Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code).

(f)	Performance Units.

(i)	Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted.

(ii)	Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine in accordance with Section 4(a) the number and/or value of Performance Units that will be paid out to the Participant.

(iii)	Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv)	Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement. If a Performance Unit is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for a Participant to be entitled to payment.

(g)	Cash Incentive Awards.

(i)	Grant. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, shall have the authority to determine (A) the Participants to whom Cash Incentive Awards shall be granted, (B) subject to Section 4(a), the amount of Cash Incentive Awards to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the Cash Incentive Awards may vest or may be forfeited to the Company and (D) the other terms and conditions of each such Award, including the term. Each Cash Incentive Award shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals or other payment conditions in its discretion, which, depending on the extent to which they are met during a specified performance period, shall determine the amount and/or value of the Cash Incentive Award that shall be paid to the Participant.

(ii)	Earning of Cash Incentive Awards. Subject to the provisions of the Plan, after the applicable vesting period has ended, the holder of a Cash Incentive Award shall be entitled to receive a payout of the amount of the Cash Incentive Award earned by the Participant over the specified performance period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding performance goals or other conditions to payment have been achieved.

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(iii)	Payment. If a Cash Incentive Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for a Participant to be entitled to payment.

(h)	Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including Deferred Share Units and fully vested Shares) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine; provided that any such Awards must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law.

(i)	Dividends and Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option, SAR or Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including (i) withholding of such amounts by the Company subject to vesting or settlement of the underlying Award or (ii) reinvestment in additional Awards that shall vest and become payable only to the extent the vesting criteria applicable to the underlying Award are achieved.

SECTION 7 Amendment and Termination

(a)	Amendments to the Plan. Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a stockholder-approved plan for purposes of Section 162(m) of the Code and to the rules of the Applicable Exchange, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (i) increase either the Plan Share Limit or the Plan ISO Limit, (ii) change the class of employees or other individuals eligible to participate in the Plan or (iii) result in any amendment, cancellation or action described in clause (i), (ii) or (iii) of the second sentence of Section 7(b) being permitted without the approval by the Company’s stockholders; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a)(i).No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b)	Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofore granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary. Notwithstanding the preceding sentence, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be canceled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or SAR or any Restricted Share, RSU, other equity-based Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancelation or action is approved by the Company’s stockholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 4(b) or Section 8 shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.

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(c)	Adjustment of AwardsUpon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 6(e)(v) and Section 7(a), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law, in such manner as the Committee may deem appropriate or desirable in its sole and plenary discretion, including by (i) providing for a substitution or assumption of Awards, acceleration of the exercisability of Awards, lapse of restrictions on Awards, or termination of Awards, or providing for a period of time for exercise prior to the occurrence of any such event, (ii) providing for a cash payment to the holder of an Award (but, solely in the case of unvested Awards in connection with a Change of Control, only if provision is not made in connection with such Change of Control for (A) assumption of such Awards or (B) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code), with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable) in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) canceling and terminating any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

SECTION 8 Change of Control

In the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for (a) assumption of Awards previously granted or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (i) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control and (ii) all other outstanding Awards (i.e., other than Options or SARs) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control, with any applicable Performance Goal deemed satisfied as determined by the Committee in its sole discretion, and shall be paid at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee.

SECTION 9 General Provisions

(a)	Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime, each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by

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will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that, (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. Notwithstanding the foregoing, in no event shall any Award (or any rights or obligations thereunder) be transferred to a third party for value unless such transfer is specifically approved by the Company’s stockholders. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b)	No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c)	Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the Applicable Exchange and any applicable Federal, foreign or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, the Company shall not deliver to any Participant certificates evidencing Shares issues in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(d)	Withholding.

(i)	Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii)	Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of Section 9(d)(i), subject to the Committee’s discretion, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.

(e)	Section 409A.

(i)	It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

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(ii)	No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii)	If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(iv)	Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(f)	Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(g)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, other types of equity-based awards (subject to stockholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(h)	No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i)	No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement,

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the Participant shall be entitled to the rights of a stockholder (including the right to vote) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(j)	Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws provisions thereof.

(k)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)	Other Laws; Restrictions on Transfer of Shares. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(m)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(n)	Recoupment of Awards. Amounts paid or payable pursuant to the Plan may be subject to recoupment or clawback pursuant to the Company Clawback Policy or any other applicable policy of the Company or its Subsidiaries, including as may be adopted following the date hereof, or to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. This Section 9(n) shall not be the Company’s exclusive remedy with respect to such matters.

(o)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(p)	Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make

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such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service (or any successor thereto) or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(q)	Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(r)	Headings and Construction. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “but not limited to”, and the word “or” shall not be deemed to be exclusive.

SECTION 10 Term of the Plan

(a)	Effective Date. The Plan shall be effective as of the Approval Date.

(b)	Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the Approval Date under Section 10(a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

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	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kenneth Abramowitz
02) Douglas Boothe
03) Adrienne Graves, Ph.D.
04) Ronald Johnson
05) Steven Meyer
06) Thomas Moore
07) Terry Allison Rappuhn
08) Brian Tambi
09) Alan Weinstein

The Board of Directors recommends you vote FOR the following proposals:

NOTE: At their discretion, the proxies are authorized to vote on any other business brought before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E68959-P19161

AKORN

Annual Meeting of Shareholders
May 1, 2019 at 10:00 AM C.T.

This proxy is solicited on behalf of the Board of Directors of Akorn, Inc.

The undersigned hereby constitutes and appoints Duane Portwood and Joseph Bonaccorsi as proxies for the undersigned, each with full power of substitution, to represent the undersigned. The proxy holders are instructed to vote as designated on the reverse side hereof, and according to the discretion of the proxy holder on any other matters that may properly come before the meeting, all of the shares of common stock of Akorn, Inc. held of record by the undersigned on March 8, 2019 that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Akorn, Inc. to be held on May 1, 2019 at 1925 West Field Court, Suite 300, Lake Forest, IL 60045, and at all adjournments thereof.

This proxy when properly executed and dated will be voted in the manner directed herein by the undersigned shareholder. **If this proxy is returned signed and dated but with no direction made on the reverse side, this proxy will be voted FOR ALL of the nominees for director, FOR the ratification of the appointment of BDO USA, LLP to serve as Akorn's independent registered public accounting firm for the fiscal year ending December 31, 2019, FOR approval of the amendment to the 2017 Omnibus Incentive Compensation Plan to increase the total number of shares authorized under the plan by 4,400,000 shares from 8,000,000 to 12,400,000 shares, FOR the non-binding approval of the Company's executive compensation program as described in the Company's 2019 proxy statement, and in the proxy holders' discretion on any other business brought before the meeting or any adjournment thereof.** Should a director nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

This proxy must be signed and dated on the reverse side to be valid.